Exhibit 10.2

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

dated as of July 2, 2003

among

VORNADO REALTY L.P.,
as Borrower,

VORNADO REALTY TRUST,
as General Partner,

THE BANKS SIGNATORY HERETO,
each as a Bank,

JPMORGAN CHASE BANK,
as Administrative Agent,

BANK OF AMERICA, N.A.
and
CITICORP NORTH AMERICA, INC.
as Syndication Agents,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS
and
FLEET NATIONAL BANK
as Documentation Agents

J.P. MORGAN SECURITIES INC.
and
BANK OF AMERICA SECURITIES, L.L.C.
Lead Arrangers and Bookrunners

i

REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of July 2, 2003 among VORNADO REALTY L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), VORNADO REALTY TRUST, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower (“General Partner”), JPMORGAN CHASE BANK, as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC., as Syndication Agents, DEUTSCHE BANK TRUST COMPANY AMERICAS and FLEET NATIONAL BANK, as Documentation Agents, and JPMORGAN CHASE BANK, in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 3.07 or 12.05 and, if applicable, any of the foregoing lenders’ Designated Lender, each a “Bank” and collectively, the “Banks”).

Now, Borrower has requested a revolving line of credit in the amount of Six Hundred Million Dollars ($600,000,000), which may be increased pursuant to the terms of this Agreement to Eight Hundred Million Dollars ($800,000,000) and the Administrative Agent and the Banks have agreed to Borrower’s request pursuant to the terms and conditions of this Agreement.  General Partner is fully liable for the obligations of Borrower under this Agreement by virtue of its status as the sole general partner of Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, General Partner, the Administrative Agent and each of the Banks agree as follows:

ARTICLE I

DEFINITIONS; ETC.

SECTION 1.01.                 Definitions.  As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

“Additional Costs” has the meaning specified in Section 3.01.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s office located at 270 Park Avenue, New York, NY 10017, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the first Person; or (2) ten percent (10%) or more of the beneficial interest in which is directly or indirectly owned or held by the first Person or which owns 10% or more of the beneficial interest in the first Person.  The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, individually and collectively, Administrative Agent, each Syndication Agent and Documentation Agent.

“Agreement” means this Revolving Credit Agreement.

“Applicable Lending Office” means, for each Bank and for its LIBOR Loan, Bid Rate Loan(s), Base Rate Loan or Swingline Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its signature page hereof or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan, Bid Rate Loan(s), Base Rate Loan or Swingline Loan, as applicable, is to be made and maintained.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below.  Any change in any Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin.  Borrower shall have not less than two (2) Credit Ratings at all times.  In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be determined (i) based on the higher of the two Credit Ratings if the lower Credit Rating is no more than one level lower than the higher Credit Rating, and (ii) based on the average of the Credit Ratings if the lower Credit Rating is more than one level lower than the higher Credit Rating.  In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be the Credit Rating of S&P and Moody’s if such Credit Ratings are equivalent and if such Credit Ratings of S&P and Moody’s are not equivalent, shall be determined (i) based on the higher of the Credit Rating of S&P and Moody’s if the lower of such two Credit Ratings is no more than one level lower than the higher of such two Credit Ratings, and (ii) based on the average of the Credit Ratings of S&P and Moody’s if the lower of such two Credit Ratings is more than one level lower than the higher of such two Credit Ratings.

Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
A-/A3 - or higher	0.00	0.600
BBB+/Baa1	0.00	0.650
BBB/Baa2	0.00	0.650
BBB-/Baa3	0.00	0.900
Below BBB-/Baa3 or unrated	0.00	1.250

“Assignee” has the meaning specified in Section 12.05.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.

“Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT A.

“Available Total Loan Commitment” has the meaning specified in Section 2.01(b).

“Bank” and “Banks” have the respective meanings specified in the preamble; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Ratable Loan, the Loan Commitments or terms relating to the Ratable Loans and the Loan Commitments.

“Bank Affiliate” means, (a) with respect to any Bank, (i) a Person directly or indirectly controlling or controlled by or under direct or indirect common control with any Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by any Bank or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with any Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such investment advisor.

“Bank Parties” means Administrative Agent and the Banks.

“Banking Day” means (1) any day on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, a Bid Rate Loan, an Interest Period with respect to a LIBOR Loan or a Bid Rate Loan, or notice with respect to a LIBOR Loan or Bid Rate Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market and banks are open for business in London.

“Base Rate” means, for any day, the higher of (1) the Federal Funds Rate for such day plus one-half percent (.50%), or (2) the Prime Rate for such day.

“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Ratable Loan which shall accrue interest at a rate determined in relation to the Base Rate.

“Bid Borrowing Limit” means 50% of the Total Loan Commitment.

“Bid Rate Loan” has the meaning specified in Section 2.01(c).

“Bid Rate Loan Note” has the meaning specified in Section 2.09.

“Bid Rate Quote” means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.02.

“Bid Rate Quote Request” has the meaning specified in Section 2.02(a).

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Deloitte & Touche, LLP, or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

“Capitalization Value” means, at any time, the sum of (1) Combined EBITDA for the most recently ended calendar quarter, annualized (i.e., multiplied by four (4)) (except that for purposes of this definition, the aggregate contribution to Combined EBITDA from leasing commissions and management and development fees shall not exceed 5% of Combined EBITDA), capitalized at a rate of 9.00% per annum, (2) Borrower’s beneficial share of unrestricted cash and marketable securities of Borrower and its Consolidated Businesses and UJVs, at such time, as reflected in the VRT Consolidated Financial Statements, and (3) without duplication, the cost basis of properties of Borrower under construction as certified by Borrower, such certificate to be accompanied by all appropriate documentation supporting such figure.  For the purposes of this definition, for any acquisition or Disposition of any asset or assets during such calendar quarter, (a) in the case of an acquisition, Combined EBITDA will include actual Combined EBITDA generated from such asset or assets, annualized based upon the number of days in such calendar quarter that such asset or assets are owned by Borrower and (b) in the case of a Disposition, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets.

“Capitalization Value of Unencumbered Assets” means, at any time, Unencumbered Combined EBITDA for the most recently ended calendar quarter, annualized (i.e., multiplied by four (4)) (except that for purposes of this definition, the aggregate contribution to Unencumbered Combined EBITDA from leasing commissions and management and development fees shall not exceed 5% of Unencumbered Combined EBITDA), capitalized at a rate of 9.00% per annum.  For the purposes of this definition, for any acquisition or Disposition of any asset or assets during such calendar quarter, (a) in the case of an acquisition, Unencumbered Combined EBITDA will include actual Unencumbered Combined EBITDA generated from such asset or assets, annualized based upon the number of days in such calendar quarter that such asset or assets are owned by Borrower and (b) in the case of a Disposition, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Closing Date” means the date the Initial Advance is made.

“Code” means the Internal Revenue Code of 1986.

“Combined EBITDA” means, for any period of time, (1) revenues less operating costs before Interest Expense, income taxes, depreciation and amortization and extraordinary items (including, without limitation, non-recurring items such as gains or losses from asset sales) for Borrower and its beneficial interest in its Consolidated Businesses, plus (2) Borrower’s beneficial interest in revenues less operating costs before Interest Expense, income taxes, depreciation and amortization and extraordinary items (including, without limitation, non-recurring items such as gains or losses from asset sales) applicable to each of the UJVs (to the extent not included above), in accordance with GAAP, in all cases as reflected in the VRT Consolidated Financial Statements.

“Consolidated Businesses” means, collectively each Affiliate of Borrower who is included in the VRT Consolidated Financial Statements in accordance with GAAP.

“Consolidated Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money, secured or unsecured, of Borrower and all indebtedness and liability for borrowed money, secured or unsecured, attributable to Borrower’s beneficial interest in its Consolidated Businesses, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness secured by cash and cash equivalent securities, all as reflected in the VRT Consolidated Financial Statements.

“Contingent Liabilities” means the sum of (1) those liabilities, as determined in accordance with GAAP, set forth and quantified as contingent liabilities in the notes to the VRT Consolidated Financial Statements and (2) contingent liabilities, other than those described in the foregoing clause (1), which represent direct payment guaranties of Borrower; provided, however, that Contingent Liabilities shall exclude contingent liabilities which represent the Other Party’s Share of Duplicated Obligations.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Ratable Loan from one Applicable Lending Office to another.

“Credit Rating” means the rating assigned by the Ratings Agencies to Borrower’s senior unsecured long term indebtedness.

“Debt” means: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases to the extent characterized as debt under GAAP; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations (contingent or otherwise) in respect of letters of credit issued for the account or upon the application of any Person; (5) all obligations arising under bankers’ or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) all obligations secured by any Lien on property owned by the Person whose Debt is being measured, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition, provided, however, that all debt described in this definition shall exclude debt which represent the Other Party’s Share of Duplicated Obligations.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate three percent (3%) plus the rate of interest then in effect thereon (including the Applicable Margin); and (2) with respect to LIBOR Loans and Bid Rate Loans, a fixed rate three percent (3%) plus the rate(s) of interest in effect thereon (including the Applicable Margin or the LIBOR Bid Margin, as the case may be) at the time of any Default or Event of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate three percent (3%) plus the rate of interest for a Base Rate Loan (including the Applicable Margin).

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 12.16 and (ii) is not otherwise a Bank.

“Designating Lender” has the meaning specified in Section 12.16.

“Designation Agreement” means an agreement in substantially the form of EXHIBIT H, entered into by a Bank and a Designated Lender and accepted by Administrative Agent.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Duplicated Obligations” means, collectively, all those payment guaranties in respect of Debt of UJVs for which Borrower and another party are jointly and severally liable, where the other party’s unsecured and unsubordinated long-term indebtedness has been assigned a credit rating of BBB- or better by S&P or Baa3 or better by Moody’s.

“Elect”, “Election” and “Elected” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the Ratable Loans be outstanding as LIBOR Loans.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to

Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

“Equity Value” means, at any time, Capitalization Value less the Total Outstanding Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“Event of Default” has the meaning specified in Section 9.01.

“Execution Date” means the date of this Agreement.

“Extension Date” has the meaning specified in Section 2.18.

“Extension Notice” has the meaning specified in Section 2.18.

“Facility Fee” means the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below.  Any change in any Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Facility Fee.  Borrower shall have not less than two (2) Credit Ratings at all times.  In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Facility Fee shall be determined (i) based on the higher of the two Credit Ratings if the lower Credit Rating is no more than one level lower than the higher Credit Rating, and (ii) based on the average of the Credit Ratings if the lower Credit Rating is more than one level lower than the higher Credit Rating.  In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Facility Fee shall be the Credit Rating of S&P and Moody’s if such Credit Ratings are equivalent and if such Credit Ratings of S&P and Moody’s are not equivalent, shall be determined (i) based on the higher of the Credit Rating of S&P and Moody’s if the lower of such two Credit Ratings is no more than one level lower than the higher of such two Credit Ratings, and (ii) based on the average of the Credit Ratings of S&P and Moody’s if the lower of such two Credit Ratings is more than one level lower than the higher of such two Credit Ratings.

Borrower’s Credit Rating (S&P/Moody’s/Ratings)	Facility Fee (% per annum)
A-/A3 or higher	0.1250
BBB+/Baa1	0.150
BBB/Baa2	0.200
BBB-/Baa3	0.200
Below BBB-/Baa3 or unrated	0.250

“Federal Funds Rate” means, for any day, the rate per annum (expressed on a 360-day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (1) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day, and (2) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three Federal Funds brokers to Administrative Agent on such day on such transactions.

“Fiscal Year” means each period from January 1 to December 31.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, for any period of time, (1) Interest Expense plus (2) Preferred Dividend Expense and regularly scheduled principal amortization of Borrower and that attributable to Borrower’s beneficial interest in its Consolidated Businesses and UJV’s.

“Fronting Bank” means JPMorgan Chase Bank, Bank of America, N.A. or another Bank designated by Borrower from among those Banks identified by Administrative Agent as being acceptable for issuing a Letter of Credit pursuant to Section 2.17.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.15 (except for changes concurred in by Borrower’s Accountants).

“General Partner” means Vornado Realty Trust, a Maryland real estate investment trust.

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” means the guaranty(ies) of all or part of Borrower’s obligations to be executed by General Partner.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Initial Advance” means the first advance of proceeds of the Loans.

“Interest Expense” means, for any period of time, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower and that attributable to Borrower’s beneficial interest in its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts; (3) any payments or fees (other than up-front fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s respective beneficial interests in the UJVs, in all cases as reflected in the applicable VRT Consolidated Financial Statements.

“Interest Period” means, (1) with respect to any LIBOR Loan, the period commencing on the date the same is advanced, converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.06, on the numerically corresponding day in the first, second, third or, if available from all of the Banks, sixth calendar month thereafter (or at Administrative Agent’s reasonable discretion a period of shorter duration), provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; and (2) with respect to any Bid Rate Loan, the period commencing on the date the same is advanced and ending, as Borrower may select pursuant to Section 2.02, on the numerically corresponding day in the first, second or third calendar month thereafter (or at Administrative Agent’s reasonable discretion a period of shorter duration) provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Invitation for Bid Rate Quotes” has the meaning specified in Section 2.02(b).

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

“Lead Arrangers” means J.P. Morgan Securities Inc. and Bank of America Securities, L.L.C.

“Letter of Credit” has the meaning specified in Section 2.17(a).

“LIBOR Base Rate” means, with respect to any Interest Period therefor, the rate per annum quoted at approximately 11:00 a.m., London time, by the Bank serving as Administrative Agent two (2) Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to such Interest Period and principal amount of the LIBOR Loan or Bid Rate Loan, as the case may be, in question outstanding during such Interest Period.

“LIBOR Bid Margin” has the meaning specified in Section 2.02(c)(2).

“LIBOR Bid Rate” means a rate per annum equal to the sum of (1) the LIBOR Interest Rate for the Bid Rate Loan and Interest Period in question and (2) the LIBOR Bid Margin.

“LIBOR Interest Rate” means, for any LIBOR Loan or Bid Rate Loan, a rate per annum determined by Administrative Agent to be equal to the quotient of (1) the LIBOR Base Rate for such LIBOR Loan or Bid Rate Loan, as the case may be, for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such LIBOR Loan or Bid Rate Loan, as the case may be, for such Interest Period.

“LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Ratable Loan which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).

“LIBOR Reserve Requirement” means, for any LIBOR Loan or Bid Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such LIBOR Loan or Bid Rate Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars ($1,000,000,000) against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” in this Section 1.01 or (2) any category of extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in said definition of “LIBOR Base Rate”.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means, with respect to each Bank, its Ratable Loan, Bid Rate Loan(s) and Swingline Loan(s), collectively.

“Loan Commitment” means, with respect to each Bank, the obligation to make a Ratable Loan in the principal amount set forth on Schedule 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 (upon the execution of an Assignment and Assumption Agreement, the definition of Loan Commitment shall be deemed revised to reflect the assignment being effected pursuant to such Assignment and Assumption Agreement).

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Authorization Letter and the Solvency Certificate.

“Mandatory Borrowing” has the meaning specified in Section 2.03.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial or non-financial condition, property or prospects of Borrower or General Partner or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower or General Partner to perform their obligations under the Loan Documents.

“Material Affiliates” means the Affiliates of Borrower listed on EXHIBIT F.

“Maturity Date” means July 2, 2006, subject to extension pursuant to Section 2.18.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Note” and “Notes” have the respective meanings specified in Section 2.09.

“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

“Other Party’s Share” means such other party’s fractional share of the obligation of the UJV in question.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning specified in Section 12.05.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Preferred Dividend Expense” means preferred dividends and preferred distributions paid, without duplication, to holders of units or other interests in Borrower or General Partner.

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means that rate of interest from time to time announced by the Bank serving as Administrative Agent in the United States as its prime commercial lending rate.  Any change in the Prime Rate shall be effective as of the date such change is announced by the Bank serving as Administrative Agent.

“Prior Credit Agreement” means that certain Revolving Credit Agreement, dated as of March 21, 2000, among Borrower, General Partner, UBS AG, Stamford Branch, the other banks signatory thereto, UBS AG, Stamford Branch, Citicorp Real Estate, Inc., The Chase Manhattan Bank and Bank of America, N.A.

“Pro Rata Share” means, for purposes of this Agreement and with respect to each Bank, a fraction, the numerator of which is the amount of such Bank’s Loan Commitment and the denominator of which is the Total Loan Commitment.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Qualified Institution” means any of (a) a commercial bank organized under the laws of the United States or any State thereof or the District of Columbia and having total assets in excess of $1,000,000,000 calculated in accordance with GAAP, (b) a savings and loan association or savings bank organized under the laws of the United States or any State thereof or the District of Columbia and having total assets in excess of $1,000,000,000 calculated in accordance with GAAP, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”) or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, calculated in accordance with GAAP, provided that such bank is acting at all times with respect to the Loan through a branch or agency located in the United States of America and (d) an entity reasonably acceptable to Administrative Agent and, so long as no Event of Default exists, Borrower, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000, calculated in accordance with GAAP, provided that if such entity is a Bank Affiliate, no such consent of Administrative Agent or Borrower shall be required.

“Ratable Loan” has the meaning specified in Section 2.01(b).

“Ratable Loan Note” has the meaning specified in Section 2.09.

“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulatory Change” means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Required Banks” means at any time the Banks having Pro Rata Shares aggregating at least 66 2/3% (excluding, however, any Bank that is in default of its obligations under this Agreement); provided, however, that during the existence of an Event of Default, the

“Required Banks” shall be the Banks holding at least 66 2/3% of the then aggregate unpaid principal amount of the Loans (excluding, however, any Bank that is in default of its obligations under this Agreement); and provided, further that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct Loan and not a participation interest, and the aggregate amount of Swingline Loans owing to Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests.

“SEC Reports” means the reports required to be delivered to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Secured Indebtedness” means that portion of Total Outstanding Indebtedness that is secured.

“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations.  Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies.

“Swingline Commitment” has the meaning specified in Section 2.03(a).

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as Swingline Lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made by Swingline Lender pursuant to Section 2.03.

“Total Loan Commitment” means an amount equal to the aggregate amount of all Loan Commitments.

“Total Outstanding Indebtedness” means the sum, without duplication, of (1) Consolidated Outstanding Indebtedness, (2) VRT’s Share of UJV Outstanding Indebtedness and (3) Contingent Liabilities.

“UJV Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money, secured or unsecured, of the UJV’s, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness secured by cash and cash equivalent securities, all as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.

“UJVs” means the unconsolidated joint ventures in which Borrower owns a beneficial interest and which are accounted for under the equity method in the VRT Consolidated Financial Statements.  Alexander’s, Inc. shall not be deemed to be a UJV.

“Unencumbered Assets” means, collectively, assets, reflected on the VRT Consolidated Financial Statements, wholly owned, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness and assets of UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness.

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unsecured Indebtedness” means that portion of Total Outstanding Indebtedness that is unsecured plus that portion of Secured Indebtedness that is either (i) recourse to an Affiliate or Subsidiary of Borrower or General Partner and not secured by all or substantially all of the property and assets of such Subsidiary or Affiliate, (ii) recourse to Borrower, or (iii) recourse to General Partner.

“Unsecured Interest Expense” means that portion of Interest Expense attributable to Unsecured Indebtedness.

“VRT Consolidated Financial Statements” means, collectively, the consolidated balance sheet and related consolidated statements of operations, accumulated deficiency in assets and cash flows, and footnotes thereto, of each of General Partner and Borrower, in each case prepared in accordance with GAAP.

“VRT Principals” means the trustees, officers and directors of Borrower (other than General Partner) or General Partner at any applicable time.

“VRT’s Share of UJV Outstanding Indebtedness” means the sum of the indebtedness of each of the UJVs contributing to UJV Outstanding Indebtedness multiplied by Borrower’s respective beneficial fractional interests in each such UJV.

SECTION 1.02.                 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

SECTION 1.03.                 Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

SECTION 1.04.                 Rules of Construction.  When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles or Sections shall be to Articles and Sections of this Agreement unless otherwise indicated; and (7) all Exhibits to this Agreement shall be incorporated into this Agreement.

ARTICLE II

THE LOANS

SECTION 2.01.                 Ratable Loans; Bid Rate Loans; Purpose.  (a)  Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)                                 Each of the Banks severally agrees to make a loan to Borrower (each such loan by a Bank, a “Ratable Loan”) in an amount up to its Loan Commitment pursuant to which such Bank shall from time to time advance and re-advance to Borrower an amount equal to its Pro Rata Share of the excess (the “Available Total Loan Commitment”) of the Total Loan Commitment minus the sum of (1) all previous advances (including Bid Rate Loans and Swingline Loans) made by the Banks which remain unpaid and (2) the outstanding amount of all Letters of Credit, plus, without duplication of any amount included in clause (1) above, such Bank’s Pro Rata Share of Swingline Loans outstanding.  Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter re-borrow pursuant to this paragraph (b).  The Ratable Loans may be outstanding as: (1) Base Rate Loans; (2) LIBOR Loans; or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14.  The LIBOR Loan, Bid Rate Loan, Base Rate Loan and Swingline Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.

(c)                                  In addition to Ratable Loans pursuant to paragraph (b) above, so long as Borrower’s Credit Rating is BBB- or better by S&P (if rated by S&P) and Baa3 or better by Moody’s (if rated by Moody’s), one or more Banks may, at Borrower’s request and in their sole discretion, make non-ratable loans which shall bear interest at the LIBOR Bid Rate in accordance with Section 2.02 (such loans being referred to in this Agreement as “Bid Rate Loans”).  Borrower may borrow Bid Rate Loans from time to time pursuant to this paragraph (c) in an amount up to fifty percent (50%) of the Total Loan Commitment at the time of the borrowing (taking into account any repayments of the Loans made simultaneously therewith) and shall repay such Bid Rate Loans as required by Section 2.09, and it may thereafter re-borrow pursuant to this paragraph (c) or paragraph (b) above; provided, however, that the aggregate outstanding principal amount of Bid Rate Loans at any particular time shall not exceed the Bid Borrowing Limit.

(d)                                 The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank.  However, the failure of any Bank to make any advance of the Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loan specified hereby to be made on such date.

(e)                                  Borrower shall use the proceeds of the Loans for general capital and working capital purposes of Borrower and its Consolidated Businesses and UJVs, including costs incurred in connection with real estate acquisitions and/or developments.  In no event shall proceeds of the Loans be used for any illegal purpose or for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U, or in connection with any hostile acquisition.

SECTION 2.02.                 Bid Rate Loans.  (a)  When Borrower has the Borrower’s Credit Rating required by Section 2.01(c) and wishes to request offers from the Banks to make Bid Rate Loans, it shall transmit to Administrative Agent by facsimile a request (a “Bid Rate Quote Request”) substantially in the form of EXHIBIT G-1 so as to be received not later than 10:30 a.m. (New York time) on the fourth Banking Day prior to the date for funding of the Bid Rate Loan(s) proposed therein, specifying:

(1)                                  the proposed date of funding of such Bid Rate Loan(s), which shall be a Banking Day;

(2)                                  the aggregate amount of the Bid Rate Loans requested, which shall be Twenty-Five Million Dollars ($25,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); and

(3)                                  the duration of the Interest Period(s) applicable thereto, subject to the provisions of the definition of “Interest Period” in Section 1.01.

Borrower may request offers to make Bid Rate Loans for more than one (1) Interest Period in a single Bid Rate Quote Request.  No Bid Rate Quote Request may be submitted by Borrower sooner than seven (7) days after the submission of any other Bid Rate Quote Request.

(b)                                 Promptly upon receipt of a Bid Rate Quote Request, Administrative Agent shall send to the Banks by facsimile an invitation (an “Invitation for Bid Rate Quotes”) substantially in the form of EXHIBIT G-2, which shall constitute an invitation by Borrower to the Banks to submit Bid Rate Quotes offering to make Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section 2.02.

(c)                                  (1)  Each Bank may submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes.  Each Bid Rate Quote must comply with the requirements of this paragraph (c) and must be submitted to Administrative Agent by facsimile not later than 10:00 a.m. (New York time) on the third Banking Day prior to the proposed date of the Bid Rate Loan(s); provided that Bid Rate Quotes submitted by the Bank serving as Administrative Agent (or any Affiliate of the Bank serving as Administrative Agent) in its capacity as a Bank may be submitted, and may only be submitted, if the Bank serving as Administrative Agent or such Affiliate notifies Borrower of the terms of the offer or offers contained therein not later than fifteen (15) minutes prior to the deadline for the other Banks.  Any Bid Rate Quote so made shall (subject to Borrower’s satisfaction of the conditions precedent set forth in this Agreement to its entitlement to an advance) be irrevocable except with the written consent of Administrative Agent given on the instructions of Borrower.  Bid Rate Loans to be funded pursuant to a Bid Rate Quote may, as provided in Section 12.16, be funded by a Bank’s Designated Lender.  A Bank making a Bid Rate Quote shall specify in its Bid Rate Quote whether the related Bid Rate Loans are intended to be funded by such Bank’s Designated Lender, as provided in Section 12.16.

(2)                                  Each Bid Rate Quote shall be in substantially the form of EXHIBIT G-3 and shall in any case specify:

(i)                                     the proposed date of funding of the Bid Rate Loan(s);

(ii)                                  the principal amount of the Bid Rate Loan(s) for which each such offer is being made, which principal amount (w) may be greater than or less than the Loan Commitment of the quoting Bank, (x) must be in the aggregate Five Million Dollars ($5,000,000) or a larger integral multiple of One Million Dollars ($1,000,000), (y) may not exceed the principal amount of Bid Rate Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Bid Rate Loans for which offers being made by such quoting Bank may be accepted;

(iii)                               the margin above or below the applicable LIBOR Interest Rate (the “LIBOR Bid Margin”) offered for each such Bid Rate Loan, expressed as a percentage per annum (specified to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR Interest Rate;

(iv)                              the applicable Interest Period; and

(v)                                 the identity of the quoting Bank.

A Bid Rate Quote may set forth up to three (3) separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Bid Rate Quotes.

(3)                                  Any Bid Rate Quote shall be disregarded if it:

(i)                                     is not substantially in conformity with EXHIBIT G-3 or does not specify all of the information required by sub-paragraph (c)(2) above;

(ii)                                  contains qualifying, conditional or similar language (except for an aggregate limitation as provided in sub-paragraph (c)(2)(ii) above);

(iii)                               proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Rate Quotes (except for an aggregate limitation as provided in sub-paragraph (c)(2)(ii) above); or

(iv)                              arrives after the time set forth in sub-paragraph (c)(1) above.

(d)                                 Administrative Agent shall no later than 10:15 a.m. (New York City time) on the third Banking Day prior to the proposed date for the requested Bid Rate Loan notify Borrower in writing of the terms of any Bid Rate Quote submitted by a Bank that is in accordance with paragraph (c).  Any subsequent Bid Rate Quote shall be disregarded by Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote.  Administrative Agent’s notice to Borrower shall specify (A) the aggregate principal amount of Bid Rate Loans for which offers have been received for each Interest Period specified in the related Bid Rate Quote Request, (B) the respective principal amounts and LIBOR Bid Margins so offered and (C) if applicable, limitations on the aggregate principal amount of Bid Rate Loans for which offers in any single Bid Rate Quote may be accepted.

(e)                                  Not later than 11:00 a.m. (New York time) on the third Banking Day prior to the proposed date of funding of the Bid Rate Loan, Borrower shall notify Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to paragraph (d).  A notice of acceptance shall be substantially in the form of EXHIBIT G-4 and shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(i)                                     the principal amount of each Bid Rate Loan may not exceed the applicable amount set forth in the related Bid Rate Quote Request or be less than Five Million Dollars ($5,000,000) and shall be an integral multiple of One Hundred Thousand Dollars ($100,000);

(ii)                                  acceptance of offers with respect to a particular Interest Period may only be made on the basis of ascending LIBOR Bid Margins offered for such Interest Period from the lowest effective cost; and

(iii)                               Borrower may not accept any offer that is described in sub-paragraph (c)(3) or that otherwise fails to comply with the requirements of this Agreement.

(f)                                    If offers are made by two (2) or more Banks with the same LIBOR Bid Margins, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Bid

Rate Loans in respect of which such offers are accepted shall be allocated by Administrative Agent among such Banks as nearly as possible (in multiples of One Hundred Thousand Dollars ($100,000), as Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Administrative Agent shall promptly (and in any event within one (1) Banking Day after such offers are accepted) notify Borrower and each such Bank in writing of any such allocation of Bid Rate Loans.  Determinations by Administrative Agent of the allocation of Bid Rate Loans shall be conclusive in the absence of manifest error.

(g)                                 In the event that Borrower accepts the offer(s) contained in one (1) or more Bid Rate Quotes in accordance with paragraph (e), the Bank(s) making such offer(s) shall make a Bid Rate Loan in the accepted amount (as allocated, if necessary, pursuant to paragraph (f)) on the date specified therefor, in accordance with the procedures specified in Section 2.05.

(h)                                 Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of the Available Total Loan Commitment in accordance with Section 2.01(b) despite the fact that any Bank’s Loan Commitment may have been or may be exceeded as a result of such Bank’s making Bid Rate Loans.

(i)                                     A Bank who is notified that it has been selected to make a Bid Rate Loan as provided above may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.16.  Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due.  No Bank shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.

SECTION 2.03.                 Swingline Loan Subfacility.

(a)                                  Swingline Commitment.  Subject to the terms and conditions of this Section 2.03, Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) SEVENTY FIVE MILLION DOLLARS ($75,000,000), and (ii) the Total Loan Commitment less the sum of (A) all Loans then outstanding, excluding Swingline Loans, and (B) the outstanding amount of all Letters of Credit (the “Swingline Commitment”).  Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)                                 Swingline Borrowings.

(1)                                  Notice of Borrowing.  With respect to any Swingline Loan, Borrower shall give Swingline Lender and Administrative Agent notice in writing which is received by Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Loan (and confirmed by telephone by such time), specifying (A) that a Swingline Loan is being requested, (B) the amount of such Swingline Loan, (C) the proposed date of such Swingline Loan, which shall be a Banking Day and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Loan.  Such notice shall be irrevocable.

(2)                                  Minimum Amounts.  Each Swingline Loan shall be in a minimum principal amount of $3,000,000, or an integral multiple of $1,000,000 in excess thereof.

(3)                                  Repayment of Swingline Loans.  Each Swingline Loan shall be due and payable on the earliest of (A) five (5) Banking Days from and including the date of such Swingline Loan, (B) the last calendar day of the month in which such Swingline Loan is made or (C) the Maturity Date.  If, and to the extent, any Swingline Loans shall be due and payable on the date of any Ratable Loan, such Swingline Loans shall first be repaid from the proceeds of such Ratable Loan prior to the disbursement of the same to Borrower.  If, and to the extent, a Ratable Loan is not requested prior to the Maturity Date, the last calendar day of the month in which such Swingline Loan is made, or the end of the five (5) Banking Day period after such Swingline Loan was made, or unless Borrower shall have notified Administrative Agent and the Swingline Lender prior to 1:00 P.M. (New York City time) on the third (3rd) Banking Day after such Swingline Loan was made that Borrower intends to reimburse Swingline Lender for the amount of such Swingline Loan with funds other than proceeds of the Ratable Loans, Borrower shall be deemed to have requested a Ratable Loan comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to Swingline Lender.  In addition, if (x) Borrower does not repay a Swingline Loan on or prior to the end of such five (5) Banking Day period, or (y) a Default or Event of Default shall have occurred during such five (5) Banking Day period, Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and Administrative Agent, demand repayment of its Swingline Loans by way of a Ratable Loan, in which case the Borrower shall be deemed to have requested a Ratable Loan comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to Swingline Lender.  Any Ratable Loan which is deemed requested by the Borrower in accordance with this Section 2.03(b)(3) is hereinafter referred to as a “Mandatory Borrowing”.  Each Bank hereby irrevocably agrees to make Ratable Loans promptly upon receipt of notice from Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Banking Day if such notice is received after 12:00 P.M. (New York City time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Ratable Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.02 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Ratable Loan to be made by the time otherwise required in Section 2.06, (V) the date of such Mandatory Borrowing (provided that such date must be a Banking Day), or (VI) any termination of the Loan Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Ratable Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by Swingline Lender without receipt of a written notice of borrowing in the form specified in Section 2.03(b)(1) or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(4)                                  Purchase of Participations.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Loan Commitments), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Banking Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.  Notwithstanding the foregoing, no Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by Swingline Lender without receipt of a written notice of borrowing in the form specified in Section 2.03(b)(1) or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)                                  Interest Rate.  Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

SECTION 2.04.                 Advances. Generally.  The Initial Advance shall be in the minimum amount of One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) above such amount and shall be made upon satisfaction of the conditions set forth in Section 4.01.  Subsequent advances shall be made no more frequently than weekly thereafter, upon satisfaction of the conditions set forth in Section 4.02.  The amount of each advance subsequent to the Initial Advance shall, subject to Section 2.13, be in the minimum amount of One Million Dollars ($1,000,000) (unless less than One Million Dollars ($1,000,000) is available for disbursement pursuant to the terms hereof at the time of any subsequent advance, in which case the amount of such subsequent advance shall be equal to such remaining availability) and in integral multiples of One Hundred Thousand Dollars ($100,000) above such amount.  Additional restrictions on the amounts and timing of, and conditions to the making of, advances of Bid Rate Loans and Swingline Loans are set forth in Sections 2.02 and 2.03.

Each advance shall be subject, in addition to the limitations and conditions applicable to advances of the Loans generally, to Administrative Agent’s receipt, on or immediately prior to the date the request for such advance is made, of a certificate from the officer requesting the advance (1) certifying that Borrower is in compliance with all covenants enumerated in paragraphs 3(a) and 3(b) of Section 6.09 and containing covenant compliance calculations that include the pro-forma adjustments described below, which calculations shall demonstrate Borrower’s compliance, on a pro-forma basis, as of the end of the most recently ended calendar quarter for which financial results have been reported by Borrower as required hereunder, with such covenants and (2) setting forth the use of such advance, the income projected to be generated from such advance for purposes of determining Combined EBITDA and the type of income so generated.

In connection with each advance of Loan proceeds, the following pro-forma adjustments shall be made to the covenant compliance calculations required as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower:

(i)                                     Total Outstanding Indebtedness and Unsecured Indebtedness shall be adjusted by adding thereto, respectively, all indebtedness and unsecured indebtedness that is incurred by Borrower in connection with such advance;

(ii)                                  Combined EBITDA, for any period, shall be adjusted by adding the income to be included as provided in Borrower’s certificate; and

(iii)                               Interest Expense for any period, shall be adjusted by adding thereto interest expense to be incurred by Borrower in connection with such advance.

SECTION 2.05.                 Procedures for Advances.  In the case of advances of Ratable Loans, Borrower shall submit to Administrative Agent a request for each advance, stating the amount requested and the expected purpose for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, in the case of advances of Base Rate Loans, which is one (1) Banking Day, and, in the case of advances of LIBOR Loans, which is three (3) Banking Days, prior to the date such advance is to be made.  In the case of advances of Bid Rate Loans, Borrower shall submit a Bid Rate Quote Request at the time specified in Section 2.02, accompanied by a statement of the expected purpose for which such advance is to be used. In the case of advances of Swingline Loans, Borrower shall submit a notice of borrowing at the time specified in Section 2.03, accompanied by a statement of the expected purpose for which such advance is to be used.   Administrative Agent, upon its receipt and approval of the request for advance, will so notify the Banks by facsimile.  Not later than 11:30 a.m. (New York time) on the date of each advance, each Bank (in the case of Ratable Loans) or the applicable Banks (in the case of Bid Rate Loans) shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower.  The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s to an account designated by Borrower.

SECTION 2.06.                 Interest Periods; Renewals.  In the case of the LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date; (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day; and (3) only eight (8) discrete segments of a Bank’s Ratable Loan bearing interest at a LIBOR Interest Rate for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Ratable Loan corresponding to a proportionate segment of each of the other Banks’ Ratable Loans).

Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.

SECTION 2.07.                 Interest.  Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin; and (3) for Bid Rate Loans at a rate equal to the applicable LIBOR Bid Rate.  Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on Base Rate Loans shall change when the Base Rate changes.  Interest on Base Rate Loans, LIBOR Loans and Bid Rate Loans shall not exceed the maximum amount permitted under applicable law.  Interest shall be calculated for the actual number of days elapsed on the basis of three hundred sixty (360) days.

Accrued interest shall be due and payable in arrears, (x) in the case of both Base Rate Loans and LIBOR Loans, on the first Banking Day of each calendar month and (y) in the case of Bid Rate Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

SECTION 2.08.                 Fees.  Borrower shall, during the term of the Loans commencing as of the Closing Date, pay to Administrative Agent for the account of each Bank a facility fee computed, on the daily Loan Commitment of such Bank, in an amount equal to the daily Facility Fee, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.  The accrued facility fee shall be due and payable in arrears on the first Banking Day of October, January, April and July of each year, commencing on the first such date after the Closing Date, and upon the Maturity Date (as the case may be accelerated) or earlier termination of the Loan Commitments.

SECTION 2.09.                 Notes.  The Ratable Loan and Swingline Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower, in the principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Ratable Loan Note”).  The Bid Rate Loans of the Banks shall be evidenced by a single global promissory note of Borrower in the form of EXHIBIT C, duly completed and executed by Borrower, in the principal amount of Three Hundred Million Dollars ($300,000,000), subject to adjustment pursuant to Section 2.16(c) payable to Administrative Agent for the account of the respective Banks making Bid Rate Loans (such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, the “Bid Rate Loan Note”).  A particular Bank’s Ratable Loan Note, together with its interest, if any, in the Bid Rate Loan Note, are referred to collectively in this Agreement as such Bank’s “Note”; all such Ratable Loan Notes and interests are referred to collectively in this Agreement as the “Notes”.  The Ratable Loan Notes shall mature, and all outstanding principal and accrued interest and other sums thereunder shall be paid in full, on the Maturity Date, or, in the case of Swingline Loans, in accordance with Section 2.03, in either case as the same may be accelerated.  The outstanding principal amount of each Bid Rate Loan evidenced by the Bid Rate Loan Note, and all accrued interest and other sums with respect thereto, shall become due and payable to the Bank making such Bid Rate Loan at the earlier of the expiration of the Interest Period applicable thereto or the Maturity Date, as the same may be accelerated.

Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Ratable Loan Note held by it, the amount of each advance, and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of its Ratable Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Ratable Loan made by such Bank.  Administrative Agent is hereby authorized by Borrower to endorse on the schedule attached to the Bid Rate Loan Note the amount of each Bid Rate Loan, the name of the Bank making the same, the date of the advance thereof, the interest rate applicable thereto and the expiration of the Interest Period applicable thereto (i.e., the maturity date thereof).  The failure by Administrative Agent or any Bank to make such notations with respect to the Loans or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Notes.

SECTION 2.10.                 Prepayments.  Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent in the case of LIBOR Loans, prepay the Ratable Loans in whole or, with respect to Base Rate Loans only, in part, provided that (1) any partial prepayment under this Section shall be in integral multiples of One Million Dollars ($1,000,000); and (2) each prepayment under this Section shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment.  Borrower shall have the right to prepay Bid Rate Loans only with the consent of the Bank or the Designated Lender that funded the Bid Rate Loan that Borrower desires to prepay. Borrower may, from time to time on any Banking Day so long as prior notice is given to Administrative Agent and Swingline Lender no later than 1:00 p.m. (New York City time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment by initiating a wire transfer of the principal and interest on the Swingline Loans no later than 1:00 P.M. (New York City time) on such day and Borrower shall deliver a federal reference number evidencing such wire transfer to Administrative Agent as soon as available thereafter on such day.

SECTION 2.11.                 Method of Payment.  Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds.  Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and interest due under the Notes of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank in accordance with the terms of this Agreement.  Borrower hereby authorizes Administrative Agent and the Banks, if and to the extent payment by Borrower is not made when due under this Agreement or under the Notes, to charge from time to time against any account Borrower maintains with Administrative Agent or any Bank any amount so due to Administrative Agent and/or the Banks.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

SECTION 2.12.                 Elections, Conversions or Continuation of Loans.  Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Ratable Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Continued or Converted only on the last day of the applicable Interest Period for such LIBOR Loan.  Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Ratable Loan in accordance with its Pro Rata Share.

SECTION 2.13.                 Minimum Amounts.  With respect to the Ratable Loans as a whole, each Election and each Conversion shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000).

SECTION 2.14.                 Certain Notices Regarding Elections, Conversions and Continuations of Loans.  Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of

Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Conversions into Base Rate Loans	one (1)
Elections of, Conversions into or Continuations as LIBOR Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the Banks by facsimile.  Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06).  In the event that Borrower fails to Elect to have any portion of an advance of the Ratable Loans be LIBOR Loans, the entire amount of such advance shall constitute Base Rate Loans.  In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will be automatically Converted into Base Rate Loans on the last day of the then current applicable Interest Period for such LIBOR Loans.

SECTION 2.15.                 Late Payment Premium.  Borrower shall pay to Administrative Agent for the account of the Banks a late payment premium in the amount of 4% of any payments of principal or interest in respect of the Loans made more than ten (10) days after the due date thereof, which shall be due with any such late payment.

SECTION 2.16.                 Changes of Loan Commitments.  (a)  At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks) no later than 10:00 a.m. (New York time) on the date which is three (3) Banking Days prior to the effectiveness of such termination; (2) the Loan Commitments of each of the Banks must be terminated (taking into account, however, Section 2.02(h)) and simultaneously with those of the other Banks; and (3) each partial termination of the Loan Commitments as a whole (and corresponding reduction of the Total Loan Commitment) shall be in an integral multiple of One Million Dollars ($1,000,000). A reduction of the unused Loan Commitments pursuant to this Section 2.16 shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate unused Loan Commitments have been reduced to an amount equal to the Swingline Commitment.

(b)                                 The Loan Commitments and the Swingline Commitment, to the extent terminated, may not be reinstated.

(c)                                  Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request on up to four (4) occasions during the term of this Agreement that the Total Loan Commitment be increased by an amount not less than Twenty Five Million Dollars ($25,000,000) per request and not more than Two Hundred Million Dollars ($200,000,000) in the aggregate (such that the Total Loan Commitment after such increase shall never exceed Eight Hundred Million Dollars ($800,000,000)); provided that for any such request (a) the Borrower shall not have delivered an Extension Notice prior to, or simultaneously with, such request, (b) any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Loan Commitment but shall not have any obligation to so increase its Loan Commitment, and (c) in the event that each Bank does not elect to increase its Loan Commitment, the Lead Arrangers shall use commercially reasonable efforts to locate additional Qualified Institutions  willing to hold commitments for the requested increase, and Borrower may also identify additional Qualified Institutions willing to hold commitments for the requested increase, provided further that Administrative Agent shall have the right to approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed.  In the event that Qualified Institutions commit to any such increase, the Total Loan Commitment and the Loan Commitments of the committed Banks shall be increased, the Pro Rata Shares of the Lenders shall be adjusted, new Notes shall be issued, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Ratable Loans so that the Ratable Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Banks have agreed to increase their respective Loan Commitments or make new Loan Commitments in response to the Borrower’s request for an increase in the Total Loan Commitment pursuant to this Section 2.16(c), in each case without the consent of the Banks other than those Banks increasing their Loan Commitments.  The fees payable by Borrower upon any such increase in the Total Loan Commitment shall be agreed upon by the Lead Arranger and Borrower at the time of such increase.

Notwithstanding the foregoing, nothing in this Section 2.16(c) shall constitute or be deemed to constitute an agreement by any Bank to increase its Loan Commitment hereunder.

SECTION 2.17.                 Letters of Credit.  (a)  Borrower, by notice to Administrative Agent and the Fronting Bank, may request, in lieu of advances of proceeds of the Ratable Loans, that the Fronting Bank issue unconditional, irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of Borrower, payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify.  Promptly upon issuance of a Letter of Credit, the Fronting Bank shall notify Administrative Agent and Administrative Agent shall notify each of the Banks by telephone or by facsimile.

(b)                                 The amount of any such Letter of Credit shall be limited to the lesser of (1) Two Hundred Fifty Million Dollars ($250,000,000) less the amount of all other Letters of Credit then issued and outstanding or (2) the Available Total Loan Commitment, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Total Loan Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Bank’s Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares).

(c)                                  The amount of each Letter of Credit shall be further subject to the conditions and limitations applicable to amounts of advances set forth in Section 2.04 and the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.05.

(d)                                 The Fronting Bank’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.

(e)                                  Each Letter of Credit shall (i) expire no later than the earlier of (x) fourteen (14) days prior to the Maturity Date or (y) unless approved by the Administrative Agent and the Fronting Bank, one (1) year after the date of its issuance (without regard to any automatic renewal provisions thereof), and (ii) be in a minimum amount of One Hundred Thousand Dollars ($100,000), or such lesser amount approved by the Fronting Bank.

(f)                                    In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to the Fronting Bank an application for the Letter of Credit in such form, and together with such other documents, opinions and assurances, as the Fronting Bank shall reasonably require.

(g)                                 In connection with each Letter of Credit, Borrower hereby covenants to pay (i) to Administrative Agent, quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of such Letter of Credit), a fee, payable to Administrative Agent for the account of the Banks, computed daily on the amount of such Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) to the Fronting Bank the fee designated by the Fronting Bank for such Letter of Credit.  Administrative Agent shall have no responsibility for the collection of the fee for any Letter of Credit that is payable to the Fronting Bank.  For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, provided no Event of Default has occurred and is continuing, a rate per annum equal to the Applicable Margin for LIBOR Loans and, in the event an Event of Default has occurred and is continuing, a rate per annum equal to 3%.  It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the return, undrawn, or cancellation, of such Letter of Credit.

(h)                                 The Fronting Bank shall promptly notify Administrative Agent of any drawing under a Letter of Credit issued by such Fronting Bank.  The parties hereto acknowledge and agree that, immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of its Ratable Loan, in an amount equal to its Pro Rata Share of such drawing, which advance shall be made to Administrative Agent for disbursement to the Fronting Bank issuing such Letter of Credit to reimburse the Fronting Bank, for its own account, for such drawing.  Each of the Banks further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents.  If any Ratable Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to Borrower), then each of the Banks shall purchase (on the date such Ratable Loan would otherwise have been made) from the Fronting Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.

(i)                                     Borrower agrees, upon and during the occurrence of an Event of Default and at the request of Administrative Agent, (x) to deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit, which cash collateral is hereby pledged and shall be held by Administrative Agent in an account as security for Borrower’s obligations in connection with the Letters of Credit and (y) to execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such cash collateral and such account to Administrative Agent for the benefit of the Banks.

SECTION 2.18.                 Extension Option.  Borrower may extend the Maturity Date for a period of one (1) year upon the following terms and conditions: (i) delivery by Borrower of a written notice to Administrative Agent (the “Extension Notice”) on or before a date that is not more than one hundred twenty (120) days nor less than one (1) month prior to the Maturity Date, which Extension Notice Administrative Agent shall promptly deliver to the Banks, which Extension Notice shall include a certification dated as of the date of the Extension Notice signed by a duly authorized signatory of Borrower, stating, to the best of the certifying party’s knowledge, (x) all representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the date of the Extension Notice and (y) no Default or Event of Default has occurred and is continuing; (ii) no Event of Default shall have occurred and be continuing both on the date Borrower delivers the Extension Notice and on the original Maturity Date (the “Extension Date”), and (iii) Borrower shall pay to Administrative Agent on or before the Extension Date a fee equal to one-fifth of one percent (0.20%) of the Total Loan Commitment on the Extension Date, which fee shall be distributed by Administrative Agent pro rata to each of the Banks based on each Bank’s Pro Rata Share.  Borrower’s delivery of the Extension Notice shall be irrevocable.

ARTICLE III

YIELD PROTECTION; ILLEGALITY; ETC.

SECTION 3.01.                 Additional Costs.  Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may reasonably determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making or maintaining a LIBOR Loan or a Bid Rate Loan, or its obligation to make or maintain a LIBOR Loan or a Bid Rate Loan, or its obligation to Convert a Base Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its LIBOR Loan or Bid Rate Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)                                  changes the basis of taxation of any amounts payable to such Bank under this Agreement or the Notes in respect of any such LIBOR Loan or Bid Rate Loan (other than (i) changes in the rate of general corporate, franchise, branch profit, net income or other income tax imposed on such Bank or its Applicable Lending Office or (ii) a tax described in Section 10.13); or

(2)                                  (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or Bid Rate Loan or any deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)                                  imposes any other condition (unrelated to the basis of taxation referred to in paragraph (1) above) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the LIBOR Interest Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes loans based on the LIBOR Interest Rate or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

SECTION 3.02.                 Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:

(1)                                  Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the LIBOR Loans or Bid Rate Loans as provided in this Agreement; or

(2)                                  a Bank reasonably determines (which determination shall be conclusive) and promptly notifies Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR Interest Rate” in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans or Bid Rate Loans for such Interest Period is to be determined do not adequately cover the cost to such Bank of making or maintaining such LIBOR Loan or Bid Rate Loan for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Banks (or, in the case of the circumstances described in clause (2) above, the affected Bank) shall be under no obligation to permit Elections of LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans or to Continue LIBOR Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the affected outstanding LIBOR Loans or Bid Rate Loans, either (x) prepay the affected LIBOR Loans or Bid Rate Loans pursuant to Section 3.07 or (y) Convert the affected LIBOR Loans into Base Rate Loans in accordance with Section 2.12 or convert the rate of interest under the affected Bid Rate Loans to the rate applicable to Base Rate Loans by following the same procedures as are applicable for Conversions into Base Rate Loans set forth in Section 2.12.

SECTION 3.03.                 Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan or Bid Rate Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan or Bid Rate Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan or Bid Rate Loan.

SECTION 3.04.                 Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a LIBOR Loan or a Bid Rate Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Section 3.01 or 3.03 (each LIBOR Loan or Bid Rate Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a Bid Rate Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.01 or 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its Bid Rate Loan bearing interest at the converted rate) and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

SECTION 3.05.                 Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:

(1)                                  any payment or prepayment of a LIBOR Loan or Bid Rate Loan made by such Bank, or any Conversion of a LIBOR Loan (or conversion of the rate of interest on a Bid Rate Loan) made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise; or

(2)                                  any failure by Borrower for any reason to Convert a LIBOR Loan or a Base Rate Loan or to Continue a LIBOR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14; or

(3)                                  any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan or Bid Rate Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 or Bid Rate Quote acceptance under Section 2.02(e) given or submitted by Borrower; or

(4)                                  any failure by Borrower to prepay a LIBOR Loan or Bid Rate Loan on the date specified in a notice of prepayment.

Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the LIBOR Loan or Bid Rate Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period.  A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.06.                 Capital Adequacy.  If any Bank shall have determined that, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any

Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.  A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.  The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.07.                 Substitution of Banks.  If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01 or (ii) is unable to make or maintain a LIBOR Loan or Bid Rate Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, Borrower may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing Borrower to be required to pay Additional Costs or causing Section 3.03 or clause (2) of Section 3.02 to be applicable), as the case may be, give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Note and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice.  After its replacement, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to its replacement.

In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, then, so long as no Default or Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.16(a)) terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Note, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.  After any termination as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.

In the event Borrower opts to give the notice provided for in clause (y) above, and if (i) Administrative Agent shall, within thirty (30) days of its receipt of the Replacement Notice, notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent and (ii) the Affected Bank shall not, prior to the end of such thirty (30) day period, agree to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, then the Affected Bank shall, so long as no Default or Event of Default shall exist, assign its Note and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank.  In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount under the Affected Bank’s Note plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.  Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this Section, a substitute Ratable Loan Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Ratable Loan Note.  The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents.  If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13.  Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13.  After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01.                 Conditions Precedent to the Loans.  The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance are subject to the condition precedent that Administrative Agent shall have received on or before the Execution Date (other than with respect to paragraphs (11), (14) and (18) below, which shall be required by the Closing Date) each of the following documents, and each of the following requirements shall have been fulfilled:

(1)                                  Fees and Expenses.  The payment of all fees and expenses owed to or incurred by Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel);

(2)                                  Note.  The Ratable Loan Note for each Bank and the Bid Rate Loan Note for Administrative Agent, each duly executed by Borrower;

(3)                                  Financial Statements.  Audited VRT Consolidated Financial Statements as of and for the year ended December 31, 2002;

(4)                                  Certificates of Limited Partnership/Trust.  A copy of the Certificate of Limited Partnership for Borrower and a copy of the articles of trust of General Partner, each certified by the appropriate Secretary of State or equivalent state official;

(5)                                  Agreements of Limited Partnership/Bylaws.  A copy of the Agreement of Limited Partnership for Borrower and a copy of the by-laws of General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date;

(6)                                  Good Standing Certificates.  A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of (i) Borrower and (ii) General Partner;

(7)                                  Foreign Qualification Certificates.  A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal place of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for (i) Borrower and (ii) General Partner;

(8)                                  Resolutions.  A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner hereunder on behalf Borrower;

(9)                                  Incumbency Certificate.  A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the Execution Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;

(10)                            Solvency Certificate.  A Solvency Certificate, duly executed, from Borrower;

(11)                            Opinion of Counsel for Borrower.  Favorable opinions, dated the Closing Date, from counsels for Borrower and General Partner, as to such matters as Administrative Agent may reasonably request;

(12)                            Authorization Letter.  The Authorization Letter, duly executed by Borrower;

(13)                            Guaranty.  The Guaranty duly executed by General Partner;

(14)                            Request for Advance.  A request for an advance in accordance with Section 2.05;

(15)                            Certificate.  The following statements shall be true and Administrative Agent shall have received a certificate dated the Execution Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)                                  All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Execution Date as though made on and as of such date, and

(b)                                 No Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents;

(16)                            Compliance Certificate.  A certificate of the sort required by paragraph (3) of Section 6.09; and

(17)                            Insurance.  Evidence of the insurance described in Section 5.17.

(18)                            Prior Credit Agreement.  Repayment, with the proceeds of the Initial Advance, of all loans under the Prior Credit Agreement and termination of the Prior Credit Agreement.

SECTION 4.02.                 Conditions Precedent to Advances After the Initial Advance.  The obligation of each Bank to make any advance of the Loans subsequent to the Initial Advance shall be subject to satisfaction of the following conditions precedent:

(1)                                  No Default or Event of Default shall have occurred and be continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents, as of the date of such advance;

(2)                                  Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct as of the date of the advance; and

(3)                                  Administrative Agent shall have received a request for an advance in accordance with Section 2.05.

SECTION 4.03.                 Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans shall constitute a representation and warranty by Borrower and General Partner that, as of both the date of such request and the date of such advance (1) no Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents and (2) each of the representations and warranties contained in this Agreement and in each of the other Loan Documents is true and correct.  In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower and General Partner that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower (and General Partner, if expressly included in Sections contained in this Article) represents and warrants to Administrative Agent and each Bank as follows:

SECTION 5.01.                 Existence.  Borrower is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal place of business in the State of New Jersey, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change.  Each of its Consolidated Businesses is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns property or conducts business, except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change.  General Partner is a real estate investment trust duly organized and existing under the laws of the State of Maryland, with its principal place of business in the State of New Jersey, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change.  The stock of General Partner is listed on the New York Stock Exchange.

SECTION 5.02.                 Corporate/Partnership Powers.  The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower hereunder are within its partnership authority and the trust power of General Partner, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational instruments of such entity, or any instrument or agreement to which Borrower or General Partner is a party or by which Borrower, General Partner or any of their respective assets may be bound or affected.

SECTION 5.03.                 Power of Officers.  The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.

SECTION 5.04.                 Power and Authority; No Conflicts; Compliance With Laws.  The execution and delivery of, and the performance of the obligations required to be performed by Borrower and General Partner under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to either of them, (b) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which either of them may be a party or by which either of them or their properties may be bound or affected except for consents which have been obtained, (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired, or (d) cause either of them to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument; to the best of their knowledge, Borrower and General Partner are in compliance with all Laws applicable to them and their properties where the failure to be in compliance would cause a Material Adverse Change to occur.

SECTION 5.05.                 Legally Enforceable Agreements.  Each Loan Document is a legal, valid and binding obligation of Borrower and/or General Partner, as the case may be, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

SECTION 5.06.                 Litigation.  Except as disclosed in General Partner’s SEC Reports existing as of the date hereof, there are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.

SECTION 5.07.                 Good Title to Properties.  Borrower and each of its Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the December 31, 2002 financial statements referred to in Section 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Affiliate’s business, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement).  Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.

SECTION 5.08.                 Taxes.  Borrower and General Partner have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest.

SECTION 5.09.                 ERISA.  To the knowledge of Borrower, each Plan and Multiemployer Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan that, assuming the taxable period of the transaction expired as of the date hereof, could subject Borrower, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA in an amount that is in excess of $50,000; no Reportable Event has occurred with respect to any Plan within the last six (6) years; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; neither Borrower nor General Partner is aware of any circumstances which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower, General Partner and the ERISA Affiliates have not incurred any withdrawal liability with respect to a Multiemployer Plan which has not been completely discharged or which is likely to result in a Material Adverse Change; Borrower, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and Borrower, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA). None of the assets of Borrower or General Partner under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the U.S.  Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

SECTION 5.10.                 No Default on Outstanding Judgments or Orders.  Borrower and General Partner have satisfied all judgments which are not being appealed and are not in default with respect to any rule or regulation which is likely to result in a Material Adverse Change or any judgment, order, writ, injunction or decree applicable to Borrower or General Partner, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

SECTION 5.11.                 No Defaults on Other Agreements.  Except as disclosed to the Bank Parties in writing or as disclosed in General Partner’s SEC Reports existing as of the date hereof, Borrower or General Partner, to the best of their knowledge, are not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change.  To the best of their knowledge, neither Borrower nor General Partner is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.

SECTION 5.12.                 Government Regulation.  Neither Borrower nor General Partner is subject to regulation under the Investment Company Act of 1940 or any statute or regulation limiting any such Person’s ability to incur indebtedness for money borrowed as contemplated hereby.

SECTION 5.13.                 Environmental Protection.  To Borrower’s knowledge, except as disclosed in General Partner’s SEC Reports existing as of the date hereof, none of Borrower’s or its Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower or General Partner that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower, General Partner or any Material Affiliates that is likely to result in a Material Adverse Change.  To Borrower’s knowledge, neither it, General Partner nor any Material Affiliates are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.

SECTION 5.14.                 Solvency.  Borrower and General Partner are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

SECTION 5.15.                 Financial Statements.  The VRT Consolidated Financial Statements most recently delivered to the Banks prior to the date of this Agreement are in all material respects complete and correct and fairly present the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP.  There has been no Material Adverse Change since the date of such most recently delivered VRT Consolidated Financial Statements.

SECTION 5.16.                 Valid Existence of Affiliates.  Each Material Affiliate is an entity duly organized and existing in good standing under the laws of the jurisdiction of its formation.  As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s direct or indirect percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on EXHIBIT F.  Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted.  Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would have the effect of a Material Adverse Change.

SECTION 5.17.                 Insurance.  Borrower and each of its Affiliates has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated and reasonably acceptable to Administrative Agent.

SECTION 5.18.                 Accuracy of Information; Full Disclosure.  Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, or required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith), contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading.  There is no fact which Borrower has not disclosed to

Administrative Agent and the Banks in writing or which is not included in General Partner’s SEC Reports which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

SECTION 5.19.                 Use of Proceeds.  All proceeds of the Loans will be used by Borrower only in accordance with the provisions of this Agreement.  Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate or be inconsistent with the provisions of Regulations T, U, or X of the Federal Reserve Board.  No Swingline Loan shall be used more than once for the purpose of refinancing another Swingline Loan, in whole or part.

SECTION 5.20.                 Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

SECTION 5.21.                 Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of Borrower and General Partner is 888 Seventh Avenue, New York, New York  10019.

SECTION 5.22.                 REIT Status.  General Partner is qualified and General Partner intends to continue to qualify as a REIT.

SECTION 5.23.                 Labor Matters.  Except as disclosed on EXHIBIT I, (i) as of the date hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate and (ii) neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which would result in a Material Adverse Change.

SECTION 5.24.                 Organizational Documents.  The documents delivered pursuant to Section 4.01(4) and (5) constitute, as of the Closing Date, all of the organizational documents of the Borrower and General Partner.  Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such documents.  General Partner is the general partner of the Borrower.  General Partner holds (directly or indirectly) not less than seventy-nine percent (79%) of the ownership interests in Borrower as of the Execution Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any of the Notes shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank hereunder or under any other Loan Document, Borrower and General Partner shall each:

SECTION 6.01.                 Maintenance of Existence.  Preserve and maintain its legal existence and, if applicable, good standing in the jurisdiction of organization and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify is not likely to result in a Material Adverse Change.

SECTION 6.02.                 Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, except as disclosed in Borrower’s or General Partner’s financial statements, reflecting all of its financial transactions.

SECTION 6.03.                 Maintenance of Insurance.  At all times, maintain and keep in force, and cause each of its Material Affiliates to maintain and keep in force, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

SECTION 6.04.                 Compliance with Laws; Payment of Taxes.  Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest.

SECTION 6.05.                 Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, permit Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, representative must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with the independent accountants of Borrower.

SECTION 6.06.                 Compliance With Environmental Laws.  Comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest.

SECTION 6.07.                 Payment of Costs.  Pay all costs and expenses required for the satisfaction of the conditions of this Agreement.

SECTION 6.08.                 Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its and its Affiliates’ properties in good repair, working order and condition except where the failure will not result in a Material Adverse Change.

SECTION 6.09.                 Reporting and Miscellaneous Document Requirements.  Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):

(1)                                  Annual Financial Statements.  As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, the VRT Consolidated Financial Statements as of the end of and for such Fiscal Year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and audited by Borrower’s Accountants;

(2)                                  Quarterly Financial Statements.  As soon as available and in any event within fifty (50) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited VRT Consolidated Financial Statements as of the end of and for such calendar quarter, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year;

(3)                                  Certificate of No Default and Financial Compliance.  Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or treasurer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is proposed to be taken with respect thereto; (b) stating that the covenants contained in Section 7.02 and in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth the details by property (or by pool of properties where the pool of properties secures a particular loan) of all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; and (d) only at the end of each Fiscal Year stating Borrower’s taxable income;

(4)                                  Certificate of Borrower’s Accountants.  Within ninety-five (95) days after the end of each Fiscal Year, (a) a statement of Borrower’s Accountants who audited such financial statements comparing the computations set forth in the financial compliance certificate required by paragraphs (3)(b) and (d) of this Section 6.09 to the audited financial statements required by paragraph (1) of this Section 6.09 and (b) when the audited financial statements required by paragraph (1) of this Section 6.09 have a qualified auditor’s opinion, a statement of Borrower’s Accountants who audited such financial statements of whether any Default or Event of Default has occurred and is continuing;

(5)                                  Notice of Litigation.  Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower or General Partner which, if determined adversely to Borrower or General Partner is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s or General Partner’s SEC Reports;

(6)                                  Notice of ERISA Events.  Promptly after the occurrence thereof, notice of any action or event described in clauses (c), (d) or (f) of Section 9.01(7);

(7)                                  Notices of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(8)                                  Sales or Acquisitions of Assets.  Promptly after the occurrence thereof, written notice of any Disposition or acquisition of assets (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of One Hundred Million Dollars ($100,000,000) and,  in the case of any acquisition of such an asset, within ten (10) Banking Days after Administrative Agent’s request, copies of the agreements governing the acquisition and historical financial information and Borrower’s projections with respect to the property acquired;

(9)                                  Material Adverse Change.  As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in General Partner’s SEC Reports, written notice thereof;

(10)                            Bankruptcy of Tenants.  Promptly after becoming aware of the same, written notice of the bankruptcy, insolvency or cessation of operations of any tenant in any property of Borrower or in which Borrower has an interest to which four percent (4%) or more of aggregate minimum rent payable to Borrower directly or through its Consolidated Businesses or UJVs is attributable;

(11)                            Offices.  Thirty (30) days’ prior written notice of any change in the chief executive office or principal place of business of Borrower;

(12)                            Environmental and Other Notices.  As soon as possible and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a previously undisclosed situation which is likely to result in a Material Adverse Change;

(13)                            Insurance Coverage.  Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(14)                            Proxy Statements. Etc.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower, General Partner or any Material Affiliate sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower, General Partner or any Material Affiliate files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(15)                            Rent Rolls.  As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, a rent roll, tenant sales report and operating statement for each property directly or indirectly owned in whole or in part by Borrower, except for any property owned indirectly by Borrower on the date hereof in which Borrower owns less than fifteen percent (15%) of the beneficial interests in such property;

(16)                            Capital Expenditures.  As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for each property directly or indirectly owned in whole or in part by Borrower, except for any property owned indirectly by Borrower on the date hereof in which Borrower owns less than fifteen percent (15%) of the beneficial interests in such property;

(17)                            Change in Borrower’s Credit Rating.  Within two (2) Banking Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change; and

(18)                            General Information.  Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower or any properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request.

SECTION 6.10.                 Management.  At all times, cause Borrower or its Affiliates to provide property management services for at least seventy-five percent (75%) of the total square footage of the properties then owned, directly or indirectly, in whole or in part by Borrower, but excluding properties owned by Borrower’s Affiliates in which Borrower does not have the right to designate the provider of such services.

SECTION 6.11.                 General Partner Status.

(a)                                  Status.  General Partner shall at all times (i) remain a publicly traded company listed for trading on the New York Stock Exchange, and (ii) maintain its status as a self-directed and self-administered REIT.

(b)                                 Indebtedness.  General Partner shall not, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Debt (excluding any such liability in its capacity as general partner of Borrower or arising as a matter of law), except:

(1)                                  the Obligations; and

(2)                                  Debt of Borrower for which there is recourse to General Partner which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default.

(c)                                  Restriction on Fundamental Changes.

(1)                                  General Partner shall not have an investment in any Person other than (i) Borrower or indirectly through Borrower, (ii) the interests identified on EXHIBIT J as being owned by General Partner, (iii) such investments which it holds as a nominee of Borrower, and (iv) wholly owned Affiliates and Taxable REIT Subsidiaries (as defined in the Code) but only to the extent the investment in any wholly owned Affiliate or Subsidiary does not result in a Material Adverse Change.

(2)                                  General Partner shall not acquire an interest in any property or assets other than (i) securities issued by Borrower, (ii) the interests identified on EXHIBIT J attached hereto, (iii) such investments which it holds as a nominee of Borrower, and (iv) wholly owned Affiliates and Taxable REIT Subsidiaries but only to the extent the acquisition of an interest in any wholly-owned Affiliate or Taxable REIT Subsidiary does not result in a Material Adverse Change.

ARTICLE VII

NEGATIVE COVENANTS

So long as any of the Notes shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank hereunder or under any other Loan Document, Borrower and General Partner shall each not do any or all of the following:

SECTION 7.01.                 Mergers Etc.  Merge or consolidate with (except where Borrower or General Partner is the surviving entity and no Default or Event of Default has occurred and is continuing), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) (or enter into any agreement to do any of the foregoing).  Neither Borrower nor General Partner shall liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business.

SECTION 7.02.                 Investments.  Make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person (any such transaction, an “Investment”) if such Investment constitutes the acquisition of a minority interest in a Person (a “Minority Interest”) and the amount of such Investment, together with the value of all other Minority Interests acquired after the Closing Date contributing to Equity Value, would exceed fifteen percent (15%) of Capitalization Value.  A fifty percent (50%) beneficial interest in a Person, in connection with which the holder thereof exercises joint control over such

Person with the holder(s) of the other fifty percent (50%) beneficial interest, shall constitute a “Minority Interest” for purposes of this Section.

SECTION 7.03.                 Amendments to Organizational Documents

(a)                                  Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld.  Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than General Partner.

(b)                                 Amend General Partner’s articles of incorporation, by-laws, or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld.

(c)                                  Make any “in-kind” transfer of any of Borrower’s property or assets to any of Borrower’s constituent partners if such transfer would result in an Event of Default.

ARTICLE VIII

FINANCIAL COVENANTS

So long as any of the Notes shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank under this Agreement or under any other Loan Document, Borrower shall not permit or suffer:

SECTION 8.01.                 Equity Value.  At any time, Equity Value to be less than Three Billion Dollars ($3,000,000,000).

SECTION 8.02.                 Relationship of Total Outstanding Indebtedness to Capitalization Value.  At any time, Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value.

SECTION 8.03.                 Relationship of Combined EBITDA to Interest Expense.  The ratio of (1) Combined EBITDA to (2) Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 2.00 to 1.00.

SECTION 8.04.                 Relationship of Combined EBITDA to Fixed Charges.  The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended calendar quarter, to be less than 1.40 to 1.00.

SECTION 8.05.                 Relationship of Unencumbered Combined EBITDA to Unsecured Interest Expense.  The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.

SECTION 8.06.                 Relationship of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets.  At any time, Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets.

SECTION 8.07.                 Relationship of Secured Indebtedness to Capitalization Value.  The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended calendar quarter, to exceed 55%.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01.                 Events of Default.  Any of the following events shall be an “Event of Default”:

(1)                                  If Borrower shall: fail to pay the principal of any Notes as and when due; or fail to pay interest accruing on any Notes as and when due and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for two (2) days after notice by Administrative Agent of such failure to pay; or

(2)                                  If any representation or warranty made or deemed made by Borrower or General Partner in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(3)                                  If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 6.11(b), Section 6.11(c), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date; or

(4)                                  If Borrower or General Partner shall fail (a) to pay any recourse Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are recourse to Borrower or General Partner solely for fraud, misappropriation, environmental liability and other normal and customary bad-act carveouts to nonrecourse obligations) in an amount equal to or greater than Twenty-Five Million Dollars ($25,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment), prior to the stated maturity thereof; or

(5)                                  If any of Borrower, General Partner or any Affiliate of Borrower to which One Hundred Million Dollars ($100,000,000) or more of Capitalization Value is attributable, shall: (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture; or (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more; or

(6)                                  If one or more judgments, decrees or orders for the payment of money in excess of Ten Million Dollars ($10,000,000) in the aggregate shall be rendered against Borrower or General Partner, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(7)                                  If any of the following events shall occur or exist with respect to any Plan: (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; or (f) a condition exists which gives rise to imposition of a lien under Section 412(n) or (f) of the Code on Borrower, General Partner or any ERISA Affiliate, and in each case above, if either

(1) such event or conditions, if any, result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof), or a lien described in clause (f) which in the aggregate does not exceed or may not exceed Ten Million Dollars ($10,000,000), and the same continues unremedied or unpaid for a period of thirty (30) consecutive days or (2) such event or conditions, if any, is likely to result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof), or a lien described in clause (f) which in the aggregate exceeds or may exceed Ten Million Dollars ($10,000,000).

(8)                                  If at any time General Partner is not a qualified REIT or is not listed on the New York Stock Exchange; or

(9)                                  If at any time Borrower or General Partner constitutes plan assets for ERISA purposes (within the meaning of C.F.R.  § 2510.3-101).

(10)                            A default beyond applicable notice and grace periods (if any) under any of the other Loan Documents.

SECTION 9.02.                 Remedies.  If any Event of Default shall occur and be continuing, Administrative Agent shall, upon request of the Required Banks, by notice to Borrower, (1) terminate the Loan Commitments, whereupon the Loan Commitments shall terminate and the Banks shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest, and all such amounts due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents or by law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5) with respect to Borrower or General Partner, the Loan Commitments shall automatically terminate (and the Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Notes, all  interest thereon, and all other amounts payable under this Agreement shall automatically be and become forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

SECTION 10.01.           Appointment, Powers and Immunities of Administrative Agent.  Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  Administrative

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank).  Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder.  Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder.  Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent agrees with the Banks that Administrative Agent shall perform its obligations under this Agreement in good faith according to the same standard of care as that customarily exercised by it in administering its own revolving credit loans.

SECTION 10.02.           Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank.  As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan or participation.

SECTION 10.03.           Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Banks.  Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such

Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks.  In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.

SECTION 10.04.           Rights of Agent as a Bank.  With respect to its Loan Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank.  Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.

SECTION 10.05.           Indemnification of Agents.  Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Person serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.

SECTION 10.06.           Non-Reliance on Agents and Other Banks.  Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  Each Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the

Banks by any Agent hereunder, each Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of such Agent or any of its Affiliates.  Each Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein for record, or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

SECTION 10.07.           Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

SECTION 10.08.           Resignation or Removal of Administrative Agent.  Administrative Agent shall have the right to resign at any time.  Administrative Agent may be removed at any time with cause by the Required Banks, provided that Borrower and the other Banks shall be promptly notified thereof.  Upon any such removal or resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent, so long as it is reasonably acceptable to the Required Banks, shall be that Bank then having the greatest Loan Commitment.  If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be one of the Banks.  The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify Borrower and the other Banks.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The rights and duties of Administrative Agent to be vested in any successor Administrative Agent shall include, without limitation, the rights and duties as Swingline Lender.  After any retiring Administrative Agent’s removal hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 10.09.           Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

SECTION 10.10.           Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

SECTION 10.11.           Transfer of Agency Function.  Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and the Banks thereof.

SECTION 10.12.           Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date.  If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

SECTION 10.13.           Withholding Taxes.  Each Bank represents at all times during the term of this Agreement that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Administrative Agent and Borrower such forms, certifications, statements and other documents as Administrative Agent or Borrower may request from time to time to evidence such Bank’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Administrative Agent or Borrower to comply with any applicable Laws or regulations relating thereto.  Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, such Bank will furnish to Administrative Agent and Borrower Form W-8ECI or Form W-8BEN of the United States Internal Revenue Service; or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank’s complete exemption from the withholding of United States tax with respect thereto.  Administrative Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or participation or such Bank’s Loan Commitment or obligation to purchase participations until such Bank shall have furnished to Administrative Agent and Borrower the requested form, certification, statement or document.

SECTION 10.14.           Pro Rata Treatment.  Except to the extent otherwise provided, (1) each advance of proceeds of the Ratable Loans shall be made by the Banks, (2) each reduction of the amount of the Total Loan Commitment under Section 2.16 shall be applied to the Loan Commitments of the Banks and (3) each payment of the facility fee accruing under

Section 2.08(a) shall be made for the account of the Banks, ratably according to the amounts of their respective Loan Commitments.

SECTION 10.15.           Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment.  To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation.  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

SECTION 10.16.           Possession of Documents.  Each Bank shall keep possession of its own Ratable Loan Note.  Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

SECTION 10.17.           Syndication Agents and Documentation Agents.  The Banks serving as Syndication Agents, Documentation Agents or Managing Agents shall have no duties or obligations in such capacities.

ARTICLE XI

NATURE OF OBLIGATIONS

SECTION 11.01.           Absolute and Unconditional Obligations.  Borrower and General Partner acknowledge and agree that their obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower, General Partner or any other Person in respect of the Obligations.

The obligations and liabilities of Borrower, General Partner under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, General Partner or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

SECTION 11.02.           Non-Recourse to VRT Principals.  This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower and General Partner.  Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the VRT Principals, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the VRT Principals or out of any assets of the VRT Principals, provided, however, that nothing in this Section shall be deemed to: (1) release Borrower or General Partner from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions; (2) release any VRT Principals from personal liability for its or his own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans or any and all of the assets of Borrower or General Partner (notwithstanding the fact that the VRT Principals have an ownership interest in Borrower or General Partner and, thereby, an interest in the assets of Borrower or General Partner) or to name Borrower or General Partner (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower, General Partner or any collateral hereafter given for the Loans, any of the VRT Principals) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower or General Partner any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or Borrower or General Partner, but not otherwise) or shall be enforced against or the VRT Principals or their assets.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01.           Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement or the issuance of any Letter of Credit, it shall be bound in all respects by the request for advance or Letter of Credit submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance or Letter of Credit and whether or not the request for advance is executed and/or submitted by an authorized person.

SECTION 12.02.           Amendments and Waivers.  No amendment or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks do any of the following: (1) reduce the principal of, or interest on, the Notes or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (2) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts due hereunder or under any other Loan Document; (3) change the definition of Required Banks; (4) amend this Section 12.02 or any other provision requiring the consent of all the Banks; (5) waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01; (6) increase or decrease any Loan Commitment of any Bank (except changes in Loan Commitments pursuant to Section 2.16); (7) release the Guaranty; (8) permit the expiration date of any Letter of Credit to be after the Maturity Date; or (9) permit the assignment or transfer by the Borrower or the General Partner of any of its rights or obligations hereunder or under any other Loan Document; and provided further, that (A) an amendment, waiver or consent relating to the time specified for payment of principal, interest and fees with respect to Bid Rate Loans shall only be binding if in writing and signed by the affected Bank or Designated Lender and (B) an amendment, waiver or consent relating to the Swingline Loans shall only be binding if in writing and signed by the Swingline Lender.  Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances.  No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof.  Each Bank shall reply promptly, but in any event within fifteen (15) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”).  Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.

SECTION 12.03.           Usury.  Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

SECTION 12.04.           Expenses; Indemnification.  Borrower agrees to reimburse Administrative Agent on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and external legal counsel) incurred by Administrative Agent in connection with the Loans and to reimburse each of the Banks for reasonable legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents; provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent).  Borrower agrees to indemnify Administrative Agent and each Bank and their respective directors, officers, employees, agents and affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) or (z) third party claims or actions against any Bank or Administrative Agent relating to or arising from this Agreement and the transactions contemplated pursuant to this Agreement.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.

SECTION 12.05.           Assignment; Participation.  (a)  This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns.  Neither the Borrower nor the General Partner may assign or transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of all the Banks (and any attempted such assignment or transfer without such consent shall be null and void).

(b)                                 Subject to Section 12.05(e), prior to the occurrence of an Event of Default, any Bank may at any time, grant to an existing Bank or one or more banks, finance companies, insurance companies or other entities (a “Participant”) in minimum amounts of not less than

$5,000,000 (or any lesser amount in the case of participations to an existing Bank) participating interests in its Loan Commitment or any or all of its Loans.  After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Loan Commitment or any or all of its Loans.  Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (1), (2), (3), (4), (5), (6) or (7) of Section 12.02 without the consent of the Participant (subject to the final proviso of the first sentence of Section 12.02).  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article III with respect to its participating interest.

(c)                                  Subject to Section 12.05(e), any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Bank; provided, that such assignment shall be subject to the consent of the Administrative Agent and if no Event of Default shall have occurred and be continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed; and provided further that if an Assignee is a Bank Affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Bid Rate Loans.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Loan Commitment as set forth in such Assignment and Assumption Agreement, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not incorporated under the laws of the

United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13.  Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

(d)                                 Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank.  No such assignment shall release the transferor Bank from its obligations hereunder.

(e)                                  Except as provided in Section 12.05(d), so long as  no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its Loans and Loan Commitment, which would result in such Bank holding Loans and a Loan Commitment, without Participants, of less than Ten Million Dollars ($10,000,000) unless as a result of a decrease of the aggregate Loan Commitments pursuant to Section 2.16; provided, however, that no Bank shall be prohibited from assigning its entire Loans and Commitment so long as such assignment is otherwise permitted hereby.

(f)                                    Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee.  In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee, such Bank shall also indicate that the same are delivered on a confidential basis.  Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan and Loan Commitment as permitted by this Section 12.05.  Each Bank agrees to provide Borrower with notice of all Participations sold by such Bank.

SECTION 12.06.           Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks.  In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

SECTION 12.07.           Notices.  Unless the party to be notified otherwise notifies the other parties in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower and General Partner by ordinary mail or overnight courier or telecopy, receipt confirmed, addressed to such party at its address on the signature page of this Agreement.  Notices shall be effective: (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) days after mailing; (3) if given by overnight courier, upon receipt; and (4) if given by telecopy, upon receipt.

SECTION 12.08.           Setoff.  To the extent permitted or not expressly prohibited by applicable law, Borrower and General Partner agree that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower or General Partner at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower or General Partner to such Bank under this Agreement or such Bank’s Note, or any other Loan Document, which is not paid when due (regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower, General Partner and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof.  Payments by Borrower or General Partner hereunder or under the other Loan Documents shall be made without setoff or counterclaim.

SECTION 12.09.           Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

SECTION 12.10.           Severability.  The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

SECTION 12.11.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

SECTION 12.12.           Integration.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.

SECTION 12.13.           Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

SECTION 12.14.           Waivers.  To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower and General Partner hereby waive: (1) promptness and diligence; (2) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (3) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower or General Partner of their obligations hereunder; (4) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower, General

Partner or any other Person or any collateral; (5) any right or claim of right to cause a marshalling of the assets of Borrower or General Partner; and (6) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of payment by Borrower or General Partner, either jointly or severally, pursuant to this Agreement or any other Loan Document.

SECTION 12.15.           Jurisdiction; Immunities.  Borrower, General Partner, Administrative Agent and each Bank hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document.  Borrower, General Partner, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court.  Borrower, General Partner, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, General Partner, Administrative Agent or each Bank, as the case may be, at the addresses specified herein.  Borrower, General Partner, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Borrower, General Partner, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.  Borrower, General Partner, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, General Partner, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City or a United States Federal court sitting in New York City, to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, General Partner, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

To the extent that Borrower, General Partner, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, General Partner, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, GENERAL PARTNER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN.  IN ADDITION, BORROWER AND GENERAL PARTNER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER OR GENERAL PARTNER, MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM

THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.  NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER OR GENERAL PARTNER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent not prohibited by applicable law, neither the Borrower nor the General Partner shall assert, and each of Borrower and the General Partner hereby waives, any claim against any Bank or any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or other extension of credit hereunder or the use of the proceeds thereof.

SECTION 12.16.           Designated Lender.  Any Bank (other than a Bank which is such solely because it is a Designated Lender) (each, a “Designating Lender”) may at any time designate one (1) Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this Section and the provisions in Section 12.05 shall not apply to such designation.  No Bank may designate more than one (1) Designated Lender.  The parties to each such designation shall execute and deliver to Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, Administrative Agent will accept such Designation Agreement and give prompt notice thereto to Borrower, whereupon, (i) from and after the “Effective Date” specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.02 after Borrower has accepted the Bid Rate Quote of the Designating Lender and (ii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 10.05.  Each Designating Lender shall serve as the administrative agent of its Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers and consents under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver or consent shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf, but shall be binding on the Designated Lender to the same extent as if actually signed by the Designated Lender.  Borrower, Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same.  No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.

SECTION 12.17.           No Bankruptcy Proceedings.  Each of Borrower, the Banks and Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.

SECTION 12.18.           Tax Shelter Regulations.  Neither Borrower, General Partner nor any subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  If Borrower or any other such Person determines to take any action inconsistent with such intention, Borrower shall promptly notify Administrative Agent thereof.  If Borrower so notifies Administrative Agent, Borrower acknowledges that Administrative Agent and the Banks may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Administrative Agent and the Banks will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

(b)                                 Notwithstanding anything provided in this Agreement to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust,
a Maryland real estate investment trust, general partner

By:
Joseph Macnow
Chief Financial Officer

VORNADO REALTY TRUST, a Maryland real estate investment trust,

By:
Joseph Macnow
Chief Financial Officer

Address for Notices:

210 Route 4 East,
Paramus, New Jersey 07652-0910
Attention:	Joseph Macnow, Chief Financial Officer
Telephone:	(201) 587-1000
Telecopy:	(201) 587-0600

with copies to:

Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Attention:	Alan Sinsheimer, Esq.
Arthur S. Adler, Esq.
Telephone:	(212) 558-4000
Telecopy:	(212) 558-3588

JPMORGAN CHASE BANK, as Administrative Agent and a Bank

By
Name:
Title:

Commitment: $40,000,000.00

Address for Notices:

JPMorgan Chase Bank
270 Park Avenue, 4th Floor
New York, New York 10017
Attn:	Marc Costantino
Telephone:	(212) 270-9554
Telecopy:	(212) 270-3513

and

JPMorgan Chase Bank
1111 Sannin
8th Floor
Houston, Texas 77002
Attn:	Loan and Agency Services
Telephone:	(713) 750-2736
Telecopy:	(713) 750-2732

BANK OF AMERICA, N.A., as Syndication Agent and a Bank

By:
Name:
Title:

Commitment: $40,000,000.00

Bank of America, N.A.
901 Main Street, 64th Floor
Attn: Ronald Odlozil
Dallas, TX 75202
Telephone: (214) 209-1512
Telecopy:

CITICORP NORTH AMERICA, INC., as Syndication Agent and a Bank

By:
Name:
Title:

Commitment: $40,000,000.00

Citigroup Global Markets
390 Greenwich Street
New York, NY 10013
Attn: David Bouton
Telephone: (212) 723-5884
Telecopy: (212) 723-8380

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Documentation Agent and a Bank

By:
Name:
Title:

Commitment: $40,000,000.00

Deutsche Bank Trust Company Americas
Real Estate Investment Banking
60 Wall Street
New York, NY 10005
Attn: Steven P. Lapham
Telephone: (212) 250-3447
Telecopy:

FLEET NATIONAL BANK, as Documentation Agent and a Bank

By:
Name:
Title:

Commitment: $40,000,000.00

Fleet Bank
Real Estate Finance Group
1133 Avenue of the Americas - 40th Fl.
New York, NY 10036
Attn: Stephen M. Soled
Telephone: (212) 703-1933
Telecopy: (212) 703-1807

THE BANK OF NEW YORK, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

The Bank of New York
NYCCR Lending & Mortgage Banking
One Wall Street, 21st Floor
New York, NY 10286
Attn: Rick Laudisi
Telephone: (212) 635-7621
Telecopy: (212) 809-9526

COMMERZBANK AG, NEW YORK BRANCH, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

Commerzbank
2 World Financial Center
New York, NY 10281-1050
Attn: R. William Knickerbocker
Telephone: (212) 266-7200
Telecopy: (212) 266-7235

EUROHYPO AG, NEW YORK BRANCH, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

Eurohypo AG
1114 Avenue of the Americas
New York, NY 10036
Attn: Michael Seton
Telephone (212) 479-5704
Telecopy: (212) 479-5800

PNC BANK, NATIONAL ASSOCIATION, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

PNC Bank
Real Estate Banking
Two Tower Center, 18th Floor
East Brunswick, NJ 08816
Attn: Thomas G. Hyland
Telephone: (732) 220-3561
Telecopy: (732) 732- 3744

UBS AG, CAYMAN ISLANDS BRANCH, as Managing Agent and a Bank

By:
Name:
Title:

By:
Name:
Title:

Commitment: $30,000,000.00

UBS AG, Cayman Islands Branch
c/o UBS AG, Stamford Branch
677 Washington Blvd., 6th floor
Stamford, CT 06901
Attn: Luke Goldsworthy
Telephone: (203) 719-0481
Telecopy: (203) 719-3888

WACHOVIA BANK, NATIONAL ASSOCIATION, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

Wachovia Securities, Inc.
191 Peachtree Street-GA8057
Atlanta, GA 30303
Attn: Cathy A. Casey
Telephone: (404) 332-5649
Telecopy: (404) 332-4066

WELLS FARGO BANK, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

Wells Fargo Bank
Real Estate Group
40 West 57th Street, 22nd Floor
New York, NY 10019
Attn: David McNeill
Telephone: (212) 315-7327
Telecopy: (212) 581-0979

HVB BANK IRELAND, as Managing Agent and a Bank

By:
Name:
Title:

Commitment: $30,000,000.00

HypoVereinsbank
622 Third Avenue
New York, NY 10017
Attn: Robert Dowling
Telephone: (212) 672-5733
Telecopy: (212) 672-6193

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH, as Participant and a Bank

By:
Name:
Title:

Commitment: $25,000,000.00

Bayerische Landesbank
560 Lexington Avenue
New York, NY 10022
Attn: John A. Wain
Telephone: (212) 310-9829
Telecopy: (212) 230-9114

BEAR STEARNS CORPORATE LENDING INC., as Participant and a Bank

By:
Name:
Title:

Commitment: $22,500,000.00

Bear Stearns
383 Madison Avenue, 8th Floor
New York, NY 10179
Attn: Keith C. Barnish
Telephone: (212) 272-6082
Telecopy: (212) 272-5446

LASALLE BANK NATIONAL ASSOCIATION, as Participant and a Bank

By:
Name:
Title:

Commitment: $22,500,000.00

LaSalle Bank, N.A.
135 South LaSalle Street
Chicago, IL, 60603
Attn: Klay Schmeisser
Telephone: (312) 904-0647
Telecopy: (312) 904-6691

LEHMAN BROTHERS BANK, FSB as Participant and a Bank

By:
Name:
Title:

Commitment: $22,500,000.00

Lehman Brothers
399 Park Avenue, 8th Floor
New York, NY 10022
Attn: Thomas Buffa
Telephone: (212) 526-5153
Telecopy: (646) 758-4672

MORGAN STANLEY BANK, as Participant and a Bank

By:
Name:
Title:

Commitment: $22,500,000.00

Morgan Stanley Bank
1585 Broadway
New York, NY 10036
Attn: Jaap Tonckens
Telephone: (212) 761-1052
Telecopy: (212) 761-0322

LANDESBANK HESSEN-THUERINGEN, as Participant and a Bank

By:
Name:
Title:

By:
Name:
Title:

Commitment: $15,000,000.00

Heleba Bank
420 Fifth Avenue
New York, NY 10018
Attn: Andrew Hastings
Telephone: (212) 703-5256
Telecopy: (212) 703-5222

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Participant and a Bank

By:
Name:
Title:

Commitment: $15,000,000.00

Chang Hwa Commercial Bank, Ltd.
New York Branch
685 3rd Avenue, 29th Fl.
New York, NY 10017
Attn: Ming-Hsien Lin
Telephone: 212-651-9770
Telecopy: 212-651-9785

CHEVY CHASE BANK, as a Participant and a Bank

By:
Name:
Title:

Commitment: $15,000,000.00

Chevy Chase Bank
Real Estate Banking
7501 Wisconsin Avenue, 12th Floor
Bethesda, MD 20814
Attn: J. Jordan O’Neill, III
Telephone: 240-497-7733
Telecopy: 240-497-7714

SCHEDULE 1

Bank	Loan Commitment

JPMorgan Chase Bank	$40,000,000.00
Bank of America, N.A.	$40,000,000.00
Citicorp North America, Inc.	$40,000,000.00
Deutsche Bank Trust Company Americas	$40,000,000.00
Fleet National Bank	$40,000,000.00
The Bank of New York	$30,000,000.00
Commerzbank AG, New York Branch	$30,000,000.00
Eurohypo AG, New York Branch	$30,000,000.00
PNC Bank, National Association	$30,000,000.00
UBS AG, Cayman Islands Branch	$30,000,000.00
Wachovia Bank, National Association	$30,000,000.00
Wells Fargo Bank	$30,000,000.00
HVB Bank Ireland	$30,000,000.00
Bayerische Landesbank, Cayman Islands Branch	$25,000,000.00
Bear Stearns Corporate Lending Inc.	$22,500,000.00
LaSalle Bank National Association	$22,500,000.00
Lehman Brothers Bank, FSB	$22,500,000.00
Morgan Stanley Bank	$22,500,000.00
Landesbank Hessen-Thueringen	$15,000,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch	$15,000,000.00
Chevy Chase Bank	$15,000,000.00

Total	$600,000,000.00

EXHIBIT A

AUTHORIZATION LETTER

July 2, 2003

JPMorgan Chase Bank

270 Park Avenue

New York, New York 10017

Re:                               Revolving Credit Agreement dated as of the date hereof (the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) among us, as Borrower, the Banks named therein, and you, as Administrative Agent for said Banks

Gentlemen:

In connection with the captioned Loan Agreement, we hereby designate any of the following persons to give to you instructions, including notices required pursuant to the Loan Agreement, orally, by telephone or teleprocess, or in writing:

Steven Roth
Michael Fascitelli
Wendy Silverstein
Joseph Macnow.

Instructions may be honored on the oral, telephonic, teleprocess or written instructions of anyone purporting to be any one of the above designated persons even if the instructions are for the benefit of the person delivering them.  We will furnish you with confirmation of each such instruction either by telex (whether tested or untested) or in writing signed by any person designated above (including any telecopy which appears to bear the signature of any person designated above) on the same day that the instruction is provided to you but your responsibility with respect to any instruction shall not be affected by your failure to receive such confirmation or by its contents.

Without limiting the foregoing, we hereby unconditionally authorize any one of the above-designated persons to execute and submit requests for advances of proceeds of the Loans (including the Initial Advance) and notices of Elections, Conversions and Continuations to you under the Loan Agreement with the identical force and effect in all respects as if executed and submitted by us.

You and the Banks shall be fully protected in, and shall incur no liability to us for, acting upon any instructions which you in good faith believe to have been given by any person designated above, and in no event shall you or any Bank be liable for special, consequential or punitive damages.  In addition, we agree to hold you, the Banks and your and the Banks’ agents

A-1

harmless from any and all liability, loss and expense arising directly or indirectly out of instructions that we provide to you in connection with the Loan Agreement except for liability, loss or expense occasioned by the gross negligence or willful misconduct of you or your agents.

Upon notice to us, you may, at your option, refuse to execute any instruction, or part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal if you in good faith believe that the person delivering the instruction is not one of the persons designated above or if the instruction is not accompanied by an authentication method that we have agreed to in writing.

We will promptly notify you in writing of any change in the persons designated above and, until you have actually received such written notice and have had a reasonable opportunity to act upon it, you are authorized to act upon instructions, even though the person delivering them may no longer be authorized.

Very truly yours,

VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, general partner

By:
Name: Joseph Macnow,
Title: Chief Financial Officer

A-2

EXHIBIT B

RATABLE LOAN NOTE

$	New York, New York
July 2, 2003

For value received, Vornado Realty L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of                or its successors or assigns (collectively, the “Bank”), at the principal office of  JPMorgan Chase Bank located at 270 Park Avenue, New York, New York 10017 (“Administrative Agent”) for the account of the Applicable Lending Office of the Bank, the principal sum                 of Dollars ($                 ) or, if less, the amount loaned by the Bank under its Ratable Loan and Swingline Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the times and at the rates per annum as provided in the Loan Agreement.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of each advance of the Ratable Loan or a Swingline Loan made by the Bank to Borrower under the Loan Agreement, and each payment of said Ratable Loan or Swingline Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the Ratable Loan Notes referred to in the Revolving Credit Agreement dated as of July 2, 2003 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, Vornado Realty Trust, the Banks named therein (including the Bank) and Administrative Agent, as administrative agent for the Banks.  All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference.  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against the VRT Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by the laws of the State of New York, provided that, as to the maximum lawful rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to the Bank shall apply to the Bank under this Note.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, general partner

By:
Name: Joseph Macnow
Title: Chief Financial Officer

This is to certify that this Note was executed in my presence on the date hereof by the party whose signature appears above in the capacity indicated.

Notary Public

My commission expires:

Date	Amount of Advance	Amount of Payment	Balance Outstanding	Notation By

EXHIBIT C

BID RATE LOAN NOTE

$300,000,000	New York, New York
July 2, 2003

For value received, Vornado Realty L.P., a Delaware limited partnership (”Borrower”), hereby promises to pay to the order of  JPMorgan Chase Bank (”Administrative Agent”) or its successors or assigns as Administrative Agent for the account of the respective Banks making Bid Rate Loans or their respective successors or assigns (for the further account of their respective Applicable Lending Offices), at the principal office of Administrative Agent located at 270 Park Avenue, New York, New York 10017, the principal sum of Three Hundred Million Dollars ($300,000,000) or, if less, the amount loaned by said Banks under their respective Bid Rate Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Banks for the further account of their respective Applicable Lending Offices, at the times and at the rates per annum as provided in the Loan Agreement.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of each Bid Rate Loan to Borrower under the Loan Agreement referred to below, the name of the Bank making the same, the interest rate applicable thereto and the maturity date thereof (i.e., the end of the Interest Period applicable thereto) shall be recorded by Administrative Agent on its records and may be endorsed by Administrative Agent on the schedule attached hereto and any continuation thereof.

This Note is the Bid Rate Loan Note referred to in the Revolving Credit Agreement dated as of July 2, 2003 (as the same may be amended from time to time, the ”Loan Agreement”) among Borrower, Vornado Realty Trust, the Banks named therein and Administrative Agent, as administrative agent for the Banks.  All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference.  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against the VRT Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by the laws of the State of New York, provided that, as to the maximum lawful rate of interest which may be charged or collected, if the laws applicable to a particular Bank permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to such Bank shall apply to such Bank under this Note.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, general partner

By:
Name: Joseph Macnow
Title: Chief Financial Officer

This is to certify that this Note was executed in my presence on the date hereof by the party whose signature appears above in the capacity indicated.

Notary Public

My commission expires:

Bid Rate Loan #	Bank	Date of Advance	Principal Amount	Interest Rate	Maturity (i.e., Expiration of Interest Period

EXHIBIT D

SOLVENCY CERTIFICATE

The officer executing this Certificate is the                  of Vornado Realty Trust, a Maryland real estate investment trust (“General Partner”), the sole general partner of Vornado Realty L.P., a Delaware limited partnership (“Borrower”), and is familiar with its properties, assets and businesses, and is duly authorized to execute this Certificate on behalf of Borrower pursuant to the Revolving Credit Agreement dated the date hereof (the “Loan Agreement”) among Borrower, General Partner, the banks party thereto (each a “Bank” and collectively, the “Banks”) and  JPMorgan Chase Bank, as agent for the Banks (in such capacity, together with its successors in such capacity, the “Agent”).  In executing this Certificate, such individual is acting solely in [his] [her] capacity as the                       of General Partner, and not in [his] [her] individual capacity.  Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

The undersigned further certifies that [he] [she] has carefully reviewed the Loan Agreement and the other Loan Documents and the contents of this Certificate and, in connection herewith, has made such investigation and inquiries as [he] [she] deems necessary and prudent therefor.  The undersigned further certifies that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The undersigned understands that the Agent is relying on the truth and accuracy of this Certificate in connection with the transactions contemplated by the Loan Agreement.

The undersigned certifies that Borrower is Solvent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on                                              .

D-1

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of               , 200    among [insert name of assigning Bank] (“Assignor”), [insert name of Assignee] (“Assignee”), Vornado Realty L.P., a Delaware limited partnership (“Borrower”) and  JPMorgan Chase Bank, as administrative agent for the Banks referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Preliminary Statement

1.             This Assignment and Assumption Agreement (this “Agreement”) relates to the Revolving Credit Agreement dated July 2, 2003 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, Vornado Realty Trust, the banks party thereto (each a “Bank” and, collectively, the “Banks”) and the Administrative Agent.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.

2.             Subject to the terms and conditions set forth in the Loan Agreement, Assignor has made a Loan Commitment to Borrower.

3.             Assignor desires to assign to Assignee all of the rights of Assignor under the Loan Agreement in respect of a portion of its Ratable Loan and Loan Commitment thereunder in an amount equal to                    Dollars ($                ) (collectively, the “Assigned Loan and Commitment”); and Assignee desires to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms.  No portion of any outstanding Bid Rate Loans is being assigned hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Assignment.  Assignor hereby assigns and sells to Assignee all of the rights of Assignor under the Loan Agreement in and to the Assigned Loan and Commitment, and Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of Assignor under the Loan Agreement with respect to the Assigned Loan and Commitment.  Upon the execution and delivery hereof by Assignor, Assignee, Borrower and the Administrative Agent and the payment of the amount specified in Section 2 hereof required to be paid on the date hereof, (1) Assignee shall, as of the commencement of business on the date hereof, succeed to the rights and obligations of a Bank under the Loan Agreement with a Loan and a Loan Commitment in amounts equal to the Assigned Loan and Commitment (and the definition of Loan Commitment in the Loan Agreement is revised accordingly), and (2) the Loan and Loan Commitment of Assignor shall, as of the commencement of business on the date hereof, be reduced correspondingly and Assignor released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee.  Assignor represents and warrants to Assignee (1) that Assignor is the legal and beneficial owner of the Assigned Loan and Commitment free and clear of all liens and other encumbrances and (2) that Assignor is legally authorized to enter into this Agreement.  Except as provided in the immediately preceding sentence, the assignment provided for herein shall be without representation or warranty by, or recourse to, Assignor.  Assignee represents and warrants to Assignor that Assignee is legally authorized to enter into this Agreement.

SECTION 2.  Payments.  As consideration for the assignment and sale contemplated in Section 1 hereof, Assignee shall pay to Assignor on the date hereof in immediately available funds an amount equal to                   Dollars ($             ) [insert the amount of that portion of Assignor’s Loan being assigned].  It is understood that any fees paid to Assignor under the Loan Agreement are for the account of Assignor.  Each of Assignor and Assignee hereby agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 3.  [Consent of Borrower and Administrative Agent;] Execution and Delivery of Note.  [This Agreement is conditioned upon the consent of  Administrative Agent and, provided there exists no Event of Default, Borrower pursuant to Section 12.05 of the Loan Agreement.  The execution of this Agreement by Borrower and the Administrative Agent is evidence of this consent and acknowledgment, respectively.  Only necessary if Assignee is not an existing Bank or a Bank Affiliate] Pursuant to Section 12.05 of the Loan Agreement, Borrower has agreed to execute and deliver Ratable Loan Notes payable to the respective orders of Assignee and Assignor to evidence the assignment and assumption provided for herein.

SECTION 4.  Non-Reliance on Assignor.  Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of Borrower or any other party to any Loan Document, or the validity and enforceability of the obligations of Borrower or any other party to a Loan Document in respect of the Loan Agreement or any other Loan Document.  Assignee acknowledges that it has, independently and without reliance on Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Borrower and the other parties to the Loan Documents.

SECTION 5.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.  Certain Representations and Agreements by Assignee.  Reference is made to Section 10.13 of the Loan Agreement.  Assignee hereby represents that it is entitled to receive any payments to be made to it under the Loan Agreement or hereunder without the withholding of any tax and agrees to furnish the evidence of such exemption as specified therein and otherwise to comply with the provisions of said Section 10.13.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By
Name:
Title:

[NAME OF ASSIGNEE]

By
Name:
Title:

Applicable Lending Office:

Address for Notices:

[Assignee]
[Address]
Attention:
Telephone:		( )
Telecopy:		( )

VORNADO REALTY L.P., Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, general partner

By:
		Name:	Joseph Macnow
		Title:	Chief Financial Officer

JPMORGAN CHASE BANK

By
Name:
Title:

EXHIBIT F

MATERIAL AFFILIATES

Name	State of Formation	Borrower’s % Interest	Principal Business

F-1

EXHIBIT G-1

BID RATE QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, as Administrative Agent (the “Administrative Agent”)

From:	Vornado Realty L.P.

Re:	Revolving Credit Agreement (as amended, the “Loan Agreement”) dated as of July 2, 2003 among Vornado Realty L.P., Vornado Realty Trust, the Banks party thereto and the Administrative Agent

We hereby give notice pursuant to Section 2.02 of the Loan Agreement that we request Bid Rate Quotes for the following proposed Bid Rate Loans:

Date of Borrowing:

Principal Amount*	Interest Period**

$

Such Bid Rate Quotes should offer a LIBOR Bid Margin.

Terms used herein have the meanings assigned to them in the Loan Agreement.

VORNADO REALTY L.P. a Delaware limited partnership

By:	Vornado Realty Trust , A Maryland real estate investment trust, general partner

By
		Name:	Joseph Macnow
		Title:	Chief Financial Officer

*              Subject to the minimum amount and other requirements set forth in Section 2.02(a) of the Loan Agreement.

**           Subject to the provisions of the definition of “Interest Period” in the Loan Agreement.

G-1-1

EXHIBIT G-2

INVITATION FOR BID RATE QUOTES

To:	[Bank]

Re:	Invitation for Bid Rate Quotes to Vornado Realty L.P. (“Borrower”)

Pursuant to Section 2.02 of the Revolving Credit Agreement dated as of July 2, 2003 among Borrower, Vardano Realty Trust, the Banks party thereto and the undersigned, as Administrative Agent (as amended, the “Loan Agreement’), we are pleased on behalf of Borrower to invite you to submit Bid Rate Quotes to Borrower for the following proposed Bid Rate Loans:

Date of Borrowing:

Principal Amount	Interest Period

$

Such Bid Rate Quotes should offer a LIBOR Bid Margin.

Please respond to this invitation by no later than 10:00 a.m.  (New York time) on [date].

Terms used herein have the meanings assigned to them in the Loan Agreement.

JPMORGAN CHASE BANK, as Administrative Agent

By
Name:
Title:

G-2-1

EXHIBIT G-3

BID RATE QUOTE

To:	JPMorgan Chase Bank, as Administrative Agent

Re:

Bid Rate Quote to Vornado Realty L.P. (“Borrower”) pursuant to Revolving Credit Agreement dated  July 2, 2003 among Borrower, Vornado Realty Trust, the Banks party thereto and Administrative Agent (as amended, the “Loan Agreement”)

In response to your invitation on behalf of Borrower dated                               , 200   , we hereby make the following Bid Rate Quote on the following terms:

1.	Quoting Bank:
2.	Person to contact at quoting Bank:
3.	Date of borrowing: *
4.	We hereby offer to make Bid Rate Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	LIBOR Bid Margin****

$

$

[Provided, that the aggregate principal amount of Bid Rate Loans for which the above offers may be accepted shall not exceed $                             .]

*                                         As specified in the related Invitation for Bid Rate Quotes.

**           Principal amount bid for each Interest Period may not exceed principal amount requested.  Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend.  Amounts of bids are subject to the requirements of Section 2.02(c) of the Loan Agreement.

***         No more than three (3) bids are permitted for each Interest Period.

****       Margin over or under the LIBOR Interest Rate determined for the applicable Interest Period.  Specify percentage (to the nearest 1/1,000 of 1%) and specify whether “PLUS” or “MINUS”.

5.             LIBOR Reserve Requirement, if any:                                             ..

6.             Terms used herein have the meanings assigned to them in the Loan Agreement.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Loan Agreement, irrevocably obligates us to make the Bid Rate Loan(s) for which any offer(s) are accepted, in whole or in part.

G-3-1

Very truly yours,

[NAME OF BANK]

Date:	By:
Authorized Officer

G-3-2

EXHIBIT G-4

ACCEPTANCE OF BID RATE QUOTE

To:	JPMorgan Chase Bank, as Administrative Agent (the “Administrative Agent”)

From:	Vornado Realty L.P.

Re:	Revolving Credit Agreement (as amended, the “Loan Agreement”) dated as of July 2, 2003 among Vornado Realty L.P., Vornado Realty Trust, the Banks party thereto and the Administrative Agent

We hereby accept the offers to make Bid Rate Loan(s) set forth in the Bid Rate Quote(s) identified below::

Bank	Date of Bid Rate Quote	Principal Amount	Interest Period	LIBOR Bid Margin

Terms used herein have the meanings assigned to them in the Loan Agreement.

Very Truly yours,

VORNADO REALTY L.P. a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, general partner

By
		Name:	Joseph Macnow
		Title:	Chief Financial Officer

G-4-1

EXHIBIT H

DESIGNATION AGREEMENT

Reference is made to that certain Revolving Credit Agreement dated as of July 2, 2003 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Vornado Realty L.P., Vornado Realty Trust, the Banks party thereto, and JPMorgan Chase Bank, as administrative agent for said banks.  Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the same meaning.

[BANK] (“Designor”) and                   , a                 (“Designee”), agree as follows:

1.             Designor hereby designates Designee, and Designee hereby accepts such designation, to have a right to make Bid Rate Loans pursuant to Section 2.02 of the Loan Agreement.  Any assignment by Designor to Designee of its rights to make a Bid Rate Loan pursuant to such Section shall be effective at the time of the funding of such Bid Rate Loan and not before such time.

2.             Except as set forth in Section 6 below, Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto or (b) the financial condition of Borrower or the performance or observance by Borrower of any of their obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3.             Designee (a) confirms that it has received a copy of each Loan Document, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon Administrative Agent, Designor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) represents that it is a Designated Lender; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Bank.

4.             Designee hereby appoints Designor as Designee’s agent and attorney-in-fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Loan Agreement, to deliver and receive all communications and notices under the Loan Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Loan Agreement or other Loan Documents.  Any document executed by Designor on

Designee’s behalf in connection with the Loan Agreement or other Loan Documents shall be binding on Designee.  Borrower, Administrative Agent and each of the Banks may rely on and are beneficiaries of this Designation Agreement.

5.             Following the execution of this Designation Agreement by Designor and Designee, it will be delivered to Administrative Agent for acceptance by Administrative Agent.  The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by Administrative Agent.

6.             Designor unconditionally agrees to pay or reimburse Designee and save Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from Designee’s gross negligence or willful misconduct.

7.             As of the Effective Date, Designee shall be a party to the Loan Agreement with a right to make Bid Rate Loans as a Bank pursuant to Section 2.02 of the Loan Agreement and the rights and obligations of a Bank related thereto; provided, however, that Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of Designee which is not otherwise required to repay obligations of Designee which are then due and payable.  Notwithstanding the foregoing, Designor, as administrative agent for Designee, shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of Designee and Designor with respect to the Loan Agreement, including, without limitation, any indemnification obligations under Section 10.05 of the Loan Agreement.

8.             This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.             This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Designor and Designee have executed and delivered this Designation Agreement as of the date first set forth above.

[DESIGNOR]

By
Name:
Title:

[DESIGNEE]

By
Name:
Title:

Applicable Lending Office and Address for Notices:

Attention:
Telephone: ( )
Telecopy: ( )

ACCEPTED AS OF THE DAY OF , 20 .

JPMORGAN CHASE BANK, as Administrative Agent

By
Name:
Title: